SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

FIRST INDIANA CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 7, 2006

Dear Shareholder:

The directors and officers of First Indiana Corporation join me in extending to you a cordial invitation to attend the annual meeting of our shareholders. This meeting will be held on Wednesday, April 19, 2006, at 8:30 a.m. local time, in the Conference Center on the Second Floor of First Indiana Plaza, 135 North Pennsylvania Street, Indianapolis, Indiana 46204.

The formal notice of this annual meeting and the proxy statement appear on the following pages. The primary business of the meeting will be to consider and vote upon the election of directors for the coming year and the transaction of other business which may properly come before the meeting.

We hope that you will attend this meeting. Whether or not you attend, we encourage you to return your proxy promptly in the postpaid envelope provided, or to register your vote via telephone or the Internet. After doing so, you may, of course, vote in person on all matters brought before the meeting.

We look forward to seeing you on April 19.

Sincerely,

Marni McKinney
Chairman

FIRST INDIANA CORPORATION

INDIANAPOLIS, INDIANA

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time and Date	8:30 a.m. local time, on Wednesday, April 19, 2006.

Place	First Indiana Plaza, Second Floor Conference Center, 135 North Pennsylvania Street, Indianapolis, Indiana 46204.

Items of Business	(1) Elect three directors.

(2) Consider other business which may properly come before the meeting.

Adjournments And Postponements	Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date	You are entitled to vote only if you were a First Indiana shareholder as of the close of business on February 8, 2006.

Voting	Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may submit your proxy or voting instruction card for the annual meeting by completing, signing, dating, and returning your proxy or voting instruction card in the pre-addressed envelope provided, or, in most cases, by using the telephone or the Internet.

By Order of the Board of Directors,

Reagan K. Rick

Secretary

This notice of annual meeting and proxy statement and form of proxy are being distributed on or about March 7, 2006.

2006 ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

QUESTIONS AND ANSWERS

PROXY STATEMENT

Why am I receiving these materials?

The board of directors of First Indiana Corporation, an Indiana corporation, (sometimes referred to in this proxy statement as “First Indiana,” the “Corporation,” or “we”) is providing these proxy materials for you in connection with First Indiana’s annual meeting of shareholders. The annual meeting will be held on Wednesday, April 19, 2006 at 8:30 a.m. local time. As a shareholder, you are entitled to and requested to vote on the items of business described in this proxy statement.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, First Indiana’s board and board committees, the compensation of directors and certain executive officers for fiscal 2005, and other required information.

How may I obtain First Indiana’s 10-K and other financial information?

A copy of our 2005 Annual Report, which includes our 2005 Form 10-K, is enclosed.

Shareholders and prospective investors may request a free copy of our 2005 Annual Report, which includes our 2005 10-K, from:

First Indiana Corporation

Attn: Investor Relations

135 North Pennsylvania Street, Suite 2800

Indianapolis, Indiana 46204

317.269.1395

www.firstindiana.com

How may I request an electronic copy of the proxy materials?

If you wish to receive an electronic copy of the proxy materials in the future, please select the box at the bottom of your proxy card to give consent to receive the proxy electronically. If you have already returned your proxy card, you may send an e-mail to investorrelations@firstindiana.com and include your full name, postal address, and mention that you are requesting e-mail notification. Our proxy, annual report, and other information are also available on our website at www.firstindiana.com under Investor Relations.

VOTING

What am I voting on?

You are voting on the election of three directors (Anat Bird, William G. Mays, and Gerald L. Bepko).

How do I vote?

Sign and date each proxy card you receive and return it in the prepaid envelope, or vote your proxy via telephone or the Internet in accordance with the instructions on your proxy card. If you return your signed proxy card but do not indicate your voting preferences, we will vote on your behalf FOR the three director nominees. You have the right to revoke your proxy any time before the meeting by (1) notifying the Corporation’s secretary or (2) returning a later-dated proxy. You also may revoke your proxy by voting in person at the meeting.

How does the board recommend that I vote?

Our board recommends that you vote your shares “FOR” each of the nominees to the board.

Who is entitled to vote?

Shareholders as of the close of business on February 8, 2006, the record date, are entitled to vote. Each shareholder is entitled to one vote for each share of common stock held on the record date. As of the record date, 13,834,224 shares of the Corporation’s common stock were issued and outstanding.

What is the effect of the stock split on this proxy or my vote?

On January 18, 2006, First Indiana declared a five-for-four stock split. The stock split will be effective February 27, 2006, to shareholders of record as of February 13, 2006. The record date for this proxy statement is February 8, 2006, and only the shares outstanding on February 8, 2006 can be voted at the annual meeting. The stock split will have no impact on this proxy or voting on the matters described in this proxy.

The number of shares presented in our annual report and Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) reflects the number of shares of First Indiana after the stock split.

What does it mean if I get more than one proxy card?

It means you hold shares registered in more than one account. Please sign and return all proxy cards to ensure that all your shares are voted.

What happens if additional matters are presented at the annual meeting?

Other than the election of the three directors described above, we are not aware of any business to be acted upon at the annual meeting. If you grant a proxy, the persons named as the proxy holders, Phyllis W. Minott, Michael L. Smith, and Pedro P. Granadillo, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of our nominees are not available as a candidate for director, the persons named as the proxy holders will vote your proxy for another candidate or candidates as may be nominated by the board.

What constitutes a quorum?

A majority of the outstanding shares, present in person or represented by proxy.

How many votes are needed for approval?

The Corporation’s bylaws provide that directors will be elected by a plurality of the votes cast at the annual meeting. Consequently, the three nominees receiving the most votes will be elected directors. However, the board of directors has adopted a majority voting principle. This principle provides that, in an uncontested election of directors, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election shall promptly resign following certification of the shareholder vote.

Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for the three director nominees unless the proxy contains instructions to the contrary. Proxies submitted by brokers that do not indicate a vote for the proposal to elect directors because the holders do not have discretionary voting authority and have not received instructions from the beneficial owners on how to vote on those proposals are called “broker non-votes.” Broker non-votes, abstentions, and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes.

Any other matter to come before the annual meeting will be approved if the votes cast at the annual meeting (in person or represented by proxy) in favor of a proposal exceed the votes opposing the proposal. An abstention, non-vote, or broker non-vote will not change the number of votes cast for or against any matter.

Who will count the vote?

Representatives of National City, our transfer agent, will tabulate the votes and act as inspectors of the election.

Where can I find the voting results of the annual meeting?

We intend to announce the voting results at the annual meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of 2006 to be filed on or about August 9, 2006.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers, or employees in person or by telephone, electronic transmission, or facsimile transmission. We have hired our transfer agent, National City, to distribute and solicit our proxy. We will pay National City a fee of approximately $12,000, plus reasonable expenses, for these services.

STOCK OWNERSHIP

What percentage of stock does the directors and executive officers own?

Together, they own approximately 24.3 percent of the Corporation’s common stock as of the record date. (See “Stock Ownership of Directors, Officers, and Certain Shareholders” in this proxy statement for details.)

Who are the largest principal shareholders?

A group consisting primarily of Robert H. McKinney and Marni McKinney is the single largest shareholder of the Corporation, beneficially owning 2,779,682 shares, or 20.1 percent of the Corporation’s common stock, as of the record date.

When are shareholder proposals and nominations for the 2007 meeting due?

The Corporation’s 2007 annual meeting is anticipated to be held April 18, 2007. To be considered for inclusion in next year’s proxy statement, shareholder proposals must be submitted in writing by November 11, 2006, to the Corporation’s secretary at First Indiana Corporation, Attn: Secretary, 135 N. Pennsylvania Street, Suite 2800, Indianapolis, Indiana 46204. In addition, the Corporation’s bylaws provide that any shareholder wishing to nominate a candidate for director or propose other business at the annual meeting must give the Corporation written notice 60 days before the meeting, and the notice must provide certain other information as described in the bylaws. (For additional information regarding the shareholder nomination process, please see “Communications with Independent Directors” in this proxy statement.) Copies of the bylaws are available to shareholders free of charge upon request to the Corporation’s secretary. The persons named in the proxies retain the discretion to vote proxies on matters of which the Corporation is not properly notified at its principal executive offices on or before 60 days before the meeting and also retain this authority under certain other circumstances.

FURTHER QUESTIONS

Who can help answer my questions?

If you have questions or would like to receive additional copies of this proxy statement or voting materials, please contact First Indiana Corporation Investor Relations as described above or send an e-mail to investorrelations@firstindiana.com.

Where can I get additional governance information?

If you would like copies of our governance principles, code of ethics, or charters for our Audit, Compensation, or Risk Committees, they are located on our website at www.firstindiana.com on in the Investor Relations section under Governance. If you would like copies of our articles of incorporation or bylaws, please contact our secretary at:

First Indiana Corporation

Attn: Secretary

135 North Pennsylvania Street, Suite 2800

Indianapolis, Indiana 46204

Fax: 317.269.1292

secretary@firstindiana.com

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE PRINCIPLES

1.	General Philosophy. The board of directors, which is elected by the shareholders, is the ultimate decision-making body of the Corporation except with respect to those matters reserved to the shareholders. It selects the senior management team, which is charged with the conduct of the Corporation’s business. Having selected the senior management team, the board acts as an advisor and counselor to senior management and ultimately monitors its performance.

2.	Board of Directors Functions. The board of directors endeavors to provide effective governance over First Indiana’s business affairs for the benefit of its shareholders, and to balance such interests with the interests of its other stakeholders, including its customers, employees, and local communities.

3.	Director Qualifications and Nominations. The board of directors will have a majority of directors who satisfy the requirements to be considered an “independent director” under the rules of NASDAQ. The independent directors act as the Nominating Committee of the board of directors and in such capacity are responsible for selecting the management nominees for election as directors and reviewing with the board of directors, on an annual basis, the requisite skills and characteristics of members of the board of directors. This committee is chaired by the chairman of the Compensation and Governance Committee. This skills and characteristics assessment includes independence, business, strategic, and financial skills, as well as overall experience in the context of the needs of the board of directors as a whole. Nominees for director are selected by the independent directors acting as the Nominating Committee in accordance with the policies and principles of these guidelines. Shareholders may submit the name and qualifications of candidates for the board of directors to the chairman of the Compensation and Governance Committee (see item 18 below “Communications with the Board of Directors”). Each shareholder recommendation, together with any information about the candidate’s qualifications, will be evaluated by the independent directors in their role as the Nominating Committee along with any other proposed candidates.

The independent directors acting as the Nominating Committee shall concentrate their focus on candidates with the following characteristics and qualifications:

•	CEOs or senior executives, particularly those with experience in finance, marketing, operations, and information technology.

•	Individuals representing diversity in gender and ethnicity.

•	Individuals who meet the current criteria to be considered as independent directors.

•	Individuals who are leaders in the Indianapolis community with knowledge of the community, relationships in the community, and standing in the community.

4.	Term Limits or Director Retirement. The board does not endorse arbitrary term limits on directors’ service, nor does it believe in automatic re-nomination. However, the board has adopted a principle not to nominate a person for director after his or her 70th birthday.

5.	Director Service on Other Public Boards. To preserve independence and to avoid conflicts of interest, it is our policy that each director advise the chairman of the Compensation and Governance Committee in advance of accepting an invitation to serve on the board of directors of another public company.

6.	Voting for Directors. In an uncontested election of directors, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will promptly (within 30 days) resign following certification of the shareholder vote. It is our policy to include this principle in each proxy statement relating to an election of directors of the Corporation.

7.	Director Compensation. The Compensation and Governance Committee annually reviews the compensation of directors.

8.	Ownership Requirements. All non-employee directors are required to hold First Indiana stock worth at least five times their annual retainer. Employee directors are required to hold First Indiana stock worth at least five times their salary. New directors have five years to attain this ownership threshold, and it is our policy that directors will not reduce their holdings of First Indiana stock if they have not reached the ownership threshold.

9.	Committees. It is the general policy of the Corporation that all major decisions be considered by the board as a whole. As a consequence, the committee structure of the board is limited to those committees considered to be basic to, or required for, the operation of a publicly owned company. Currently these committees are the Executive Committee, Audit Committee, Compensation and Governance Committee, and Risk Committee.

After reviewing recommendations from the chairman, the members and chairs of these committees are recommended to the board by the Compensation and Governance Committee.

The Audit and the Compensation and Governance Committees are made up of only independent directors. Members of the Audit Committee also must satisfy an additional NASDAQ independence standard. Specifically, they may not accept directly or indirectly any consulting, advisory, or other compensatory fee from First Indiana or any of its subsidiaries.

10.	CEO Performance and Annual Evaluation. The Compensation and Governance Committee is responsible for setting annual and long-term performance goals for the chairman and CEO and for evaluating his or her performance against the goals.

11.	Senior Management Performance and Annual Evaluation. The Compensation and Governance Committee is also responsible for setting annual and long-term performance goals for the senior managers.

12.	Meeting Attendance. Directors are expected to attend each regular and special meeting of the board of directors and of each committee of which the director is a member. Further, all board members are expected to attend our annual meeting of the shareholders, unless an emergency prevents them from doing so.

13.	Director Access to Officers and Employees. Board members have free access to all other members of management and employees of the Corporation, and, as necessary and appropriate, board members may consult with independent legal, financial, and accounting advisors to assist in their duties to the Corporation and its shareholders.

14.	Executive Sessions of the Independent Directors. Annually, the independent directors, whether acting as the Nominating Committee or otherwise, will hold at least two (2) executive sessions (preferably in conjunction with regularly-scheduled board meetings) without the presence of management and the CEO. In addition, the independent directors may hold other executive sessions with the CEO present or with the chairman present, but without other senior management. The lead director shall preside at the executive sessions of the independent directors.

15.	Lead Director. A lead director is elected annually to preside over executive sessions of the independent directors, facilitate information flow and communications between directors and the chairman, and to perform other duties which may be specified by the board. The lead director shall be an independent director.

16.	Annual Committee Self-Evaluation. Each committee is responsible for preparing an annual performance self-evaluation.

17.	Communications with Independent Directors. An employee, officer, shareholder, or other interested party may communicate with the independent directors regarding financial matters by directing the communication to the chairman of the Audit Committee. For matters related to nominations or corporate governance, communications should be directed to the chairman of the Compensation and Governance Committee.

18.	Communications with the Board of Directors. Messages for the chairman of the Audit Committee, the chairman of the Compensation and Governance Committee, any other director, or the board as a whole may be delivered through First Indiana’s corporate secretary at:

First Indiana Corporation

Attn: Secretary

135 North Pennsylvania Street, Suite 2800

Indianapolis, Indiana 46204

Fax: 317.269.1292

secretary@firstindiana.com

From time to time we revise our Corporate Governance Principles in response to changing regulatory requirements, evolving best practices, and the concerns of our shareholders and other constituents. Our Corporate Governance Principles are published on our website at www.firstindiana.com under “Investor Relations” and “Governance.”

CODE OF ETHICS

First Indiana is committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our shareholders well and maintaining our integrity in the marketplace. We have adopted a code of business conduct and ethics for directors, officers (including our principal executive officer, principal financial officer, and controller) and employees, known as the Code of Business Conduct. First Indiana also has adopted Corporate Governance Principles, which, in conjunction with the articles of incorporation, bylaws, and board committee charters, form the framework for governance of First Indiana. First Indiana will post on its website any amendments to the Code of Business Conduct or waivers of the Code of Business Conduct for directors and executive officers.

DIRECTOR INDEPENDENCE STANDARDS

In determining independence, the board reviews whether directors have any material relationship with First Indiana. The board considers all relevant facts and circumstances. In assessing the materiality of a director’s relationship to First Indiana, the board considers the issues from the director’s standpoint and from the perspective of the persons or organizations with which the director has an affiliation and is guided by the standards set forth below. The board reviews commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships. An independent director must not have any material relationship with First Indiana, either directly or as a partner, shareholder, or officer of an organization that has a relationship with First Indiana, or any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

A director will not be considered independent in the following circumstances:

1.	Employment. The director is, or has been in the past three years, an employee of First Indiana, or an immediate family member of the director is, or has been in the past three years, an executive officer of First Indiana.

2.	Company-Compensated Person. The director has received, or has an immediate family member who has received, direct compensation from First Indiana in excess of $60,000 in any 12-month period in the past three years, other than compensation for board service, compensation received by the director’s immediate family member for service as a non-executive employee of First Indiana, and pension or other forms of deferred compensation for prior service with First Indiana that is not contingent on continued service.

3.	Auditor Affiliate. The director or an immediate family member is or was, within the last three years (but is no longer), a partner or employee of First Indiana’s independent auditor and personally worked on our audit within that time.

4.	Interlock. The director or an immediate family member is, or has been in the past three years, employed as an executive officer of another company where any of First Indiana’s present executive officers at the same time serves or has served on that company’s compensation committee.

5.	Significant Business Relationship. The director or an immediate family member is a partner in or a controlling shareholder or an executive officer of any organization to which First Indiana made or from which First Indiana received payments for property or services in the current or any of the past three fiscal years that exceed the greater of 5 percent of the recipient’s consolidated gross revenues for that year or $200,000.

For these purposes, an “immediate family” member includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone who shares the director’s home.

First Indiana’s director independence standards described above satisfy the requirements to be considered an “independent director” under the rules of NASDAQ. In addition, each member of our Audit Committee meets the heightened independence standards required for audit committee members under the NASDAQ listing standards.

BOARD INDEPENDENCE

A majority of the directors are independent directors (currently, six out of nine directors). These independent directors include Gerald L. Bepko (lead director and chairman of the Compensation and Governance Committee), Anat Bird, Pedro P. Granadillo, William G. Mays, Phyllis W. Minott (chairman of the Audit Committee and an “audit committee financial expert”), and Michael L. Smith (chairman of the Risk Committee).

BOARD STRUCTURE AND COMMITTEE COMPOSITION

As of the date of this proxy statement, our board has nine directors and the following four committees: (1) Executive, (2) Audit, (3) Compensation and Governance, and (4) Risk. The committee membership and meetings during the last fiscal year and the function of each of the committees are described below.

BOARD COMMITTEE TABLE

Name of Director	Executive	Audit	Compensation and Governance	Risk
Independent Directors
Gerald L. Bepko, Lead Director[1]	Member	Member	Chair
Anat Bird		Member		Member
Pedro P. Granadillo			Member	Member
William G. Mays	Member	Member
Phyllis W. Minott		Chair	Member
Michael L. Smith	Member			Chair

Non-Employee Director
Robert H. McKinney[2]	Chair			Member

Employee Directors
Marni McKinney, Chairman[3]	Member			Member
Robert H. Warrington	Member			Member

Number of Meetings in Fiscal 2005	2	5	3	4

[1]	The board appointed Mr. Bepko as lead director on April 20, 2005.
[2]	Robert H. McKinney served as chairman of the board until his retirement as an employee of First Indiana on April 20, 2005. He is the father of Marni McKinney, chairman of the board.
[3]	The board elected Marni McKinney chairman of the board on April 20, 2005.

Executive Committee

The Executive Committee operates pursuant to the bylaws of the Corporation and does not have a charter. When the board is not in session, the Executive Committee has and may exercise all the authority of the board, except to the extent that the board has resolved to limit the authority of the Committee. The members of the Executive Committee during 2005 were Robert H. McKinney (chairman), Gerald L. Bepko, William G. Mays, Michael L. Smith, Marni McKinney, and Robert H. Warrington. The Executive Committee met twice during 2005.

Audit Committee

The Audit Committee (1) oversees the integrity of First Indiana’s reporting processes and systems of internal control; (2) appoints, oversees, and sets the compensation of the activities of our independent auditors; (3) oversees and evaluates the activities of the director of internal audit and staff; and (4) provides avenues of communications for the independent auditors, management, the internal auditing department, and all directors, officers, and employees to assure that First Indiana’s policies and all laws and regulations are adhered to by all personnel.

The members of the Audit Committee in 2005 were Phyllis W. Minott (chairman), Gerald L. Bepko, Anat Bird, and William G. Mays. The board determined that the members of the Audit Committee were independent as of December 31, 2005, that each of them is expected to be independent as of the annual meeting under the Securities Exchange Act of 1934 and the NASDAQ’s listing standards, and that Phyllis W. Minott is an “audit committee financial expert.” The Audit Committee met five times during 2005. (See “Report of the Audit Committee of the Board of Directors” in this proxy statement for details.)

Compensation and Governance Committee

The Compensation and Governance Committee (1) establishes First Indiana’s compensation philosophy; (2) evaluates CEO and senior manager performance; (3) approves benefits and compensation for the CEO and senior managers; (4) makes recommendations to the board on matters relating to organization and succession of senior management; (5) administers First Indiana’s equity based plans and the Employees’ Stock Purchase Plan; and (6) makes recommendations to the board to assist the board in evaluating the Corporate Governance Principles and the performance of the board.

The members of the Compensation and Governance Committee during 2005 were Gerald L. Bepko (chairman), Pedro P. Granadillo, and Phyllis W. Minott. The Compensation and Governance Committee met three times during 2005. (See “Report of the Compensation and Governance Committee of the Board of Directors on Executive Compensation” in this proxy statement for details.)

Risk Committee

In April 2005, our Investment Committee was renamed and reconstituted as the Risk Committee. The Risk Committee performs the functions and duties delegated to it by the board of directors in fulfilling the board’s responsibility to monitor and oversee the processes used to manage the Corporation’s (a) credit, market, interest rate, liquidity, regulatory, legal and operational risks and (b) liquidity and adequacy of capital. The Risk Committee (1) reviews and approves risk assessment and risk management policies and procedures, including limits and limit allocations, for credit risk, market risk, interest rate risk, liquidity risk, and operating risk; (2) reviews and evaluates the adequacy of Corporation’s insurance programs; (3) reviews and approves risk management reports required by various laws and regulations; (4) reviews and approves the Corporation’s liquidity and capital allocation policy and receives reports from management on the application of the policy and adequacy of liquidity and capital levels; (5) reviews litigation and legal matters; (6) annually, reviews and updates its charter for consideration by the board of directors; and (7) reports matters promptly to the Audit Committee that could have a material impact on the financial statements of the Corporation.

The members of the Risk Committee during 2005 were Michael L. Smith (chairman), Anat Bird, Pedro P. Granadillo, William G. Mays, Marni McKinney, Robert H. McKinney, and Robert H. Warrington. The Risk Committee met four times during 2005.

Nominating Committee

Our corporate governance principles and bylaws provide that the independent directors act as the Nominating Committee of the board of directors. In this capacity, the independent directors are responsible for (1) selecting the management nominees for election as directors and (2) reviewing with the board of directors, on an annual basis, the necessary skills and characteristics of members of the board of directors. The skills and characteristics assessments include independence, business, strategic, and financial skills, as well as overall experience in the context of the needs of the board of directors as a whole. This committee functions under the corporate governance principles adopted by the board of directors, which serve as a “charter” for the independent directors.

The independent directors acting as the Nominating Committee selected each of the nominees included for election in this proxy statement. All the nominees, Anat Bird, Gerald L. Bepko, and William G. Mays, are independent directors.

Meeting Attendance

During 2005, the board of directors met five times. All directors attended in excess of 75 percent of the aggregate of the total number of meetings of the board of directors and the total number of meetings held by all committees on which he or she served. All the director nominees, who were also directors during the 2005 fiscal year, attended our last annual meeting of shareholders held on April 20, 2005.

BOARD COMPENSATION

Compensation of Directors Last Fiscal Year

Employee directors do not receive any separate compensation for their board activities. Non-employee directors receive the compensation described below. Robert H. McKinney retired as an employee of the Corporation on April 20, 2005. Mr. McKinney’s compensation for serving as a director was pro-rated for the year based on the period in which he was not an employee of the Corporation.

Each non-employee director received an annual retainer valued at $40,000. One-half of the retainer was paid in cash ($20,000), and the other one-half of the retainer was paid as a deferred share grant. The cash portion of the annual retainer is payable quarterly, and the payment for the fourth quarter is contingent upon attendance of at least 75 percent of all board and committee meetings applicable to that director.

All the non-employee directors, except Mr. McKinney, received a deferred share grant of 813 shares (valued at $20,000 based upon the fair market value of First Indiana stock at the date of the grant). Mr. McKinney received a deferred share grant of 568 shares (valued at $14,000 based upon the fair market value of First Indiana stock at the date of the grant). Dividend equivalents accumulate on the deferred shares, and the deferred shares vest at the end of the year in which they are granted.

In addition to the annual retainer, non-employee directors who serve as a committee chair (except the chairman of the Executive Committee) receive a retainer in the amount of $5,000 for the chairman of the Audit Committee and $3,000 for the chairman of other committees. Further, a $5,000 retainer is paid to the lead director.

Under the Directors’ Deferred Fee Plan, directors may defer all or any portion of the fees payable for attendance at a board of directors or committee meeting, other than the annual retainer payable in stock. The deferred fees then are contributed to a trust which, at the election of the director, buys First Indiana stock or invests in an interest-bearing account. Directors are not eligible to receive shares or cash held under the plan until they cease to be a director, officer, or employee of the Corporation. Amounts deferred are not taxable to the director until the trust distributes the cash or stock to the director. In the event of a change-in-control of the Corporation, amounts held under the plan are payable immediately in a lump sum.

Directors also may elect to contribute part or all their fees (other than the annual retainer payable in stock) to the Employees’ Stock Purchase Plan. As with other participants, the Bank matches contributions (up to 10 percent of the director’s cash compensation) and purchases First Indiana stock on the open market at the prevailing market price. The amount of the Bank matching contribution during 2005 was 25 percent of eligible contributions. The Bank has determined that, in accordance with the terms of the Employees’ Stock Purchase Plan, its matching contribution (for all participants) will be 33.33 percent of eligible contributions starting on April 1, 2006.

The following table provides information on 2005 compensation for non-employee directors:

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE FOR LAST FISCAL YEAR

Name	Cash Retainer	Equity Retainer[1]	Lead Director and Chair Fees[2]	Dividend Equivalents[3]	ESPP Matching Contributions	Total
Gerald L. Bepko	$20,000	$20,000	$8,000[4]	$624	$700	$49,324
Anat Bird	20,000	20,000		624	500	41,124
Pedro P. Granadillo	20,000	20,000		624	—	40,624
William G. Mays	20,000	20,000		624	500	41,124
Robert H. McKinney	14,00	14,000	—	436	347	28,783
Phyllis W. Minott	20,000	20,000	5,000	624	625	46,249
Michael L. Smith	20,000	20,000	3,000	624	—	43,624

[1]	Each non-employee director, except Mr. McKinney, received 813 deferred shares (which had a fair market value of $20,000 as of the date of the grant). Mr. McKinney received 568 deferred shares, which had a fair market value of $14,000 at the date of the grant.
[2]	The chairman of the Executive Committee does not receive an additional retainer for serving as chair of this committee.
[3]	Dividend equivalents accumulate on the deferred shares.
[4]	Mr. Bepko served as lead director (for which he received $5,000) and as chairman of the Compensation and Governance Committee (for which he received $3,000).

Compensation of Directors Next Fiscal Year (2006)

The director compensation program for 2006 is unchanged from 2005. On January 3, 2006, each non-employee director received 567.55 deferred shares, which had a fair market value of $20,000. Dividend equivalents will accumulate on the deferred shares, and the deferred shares will vest at the end of 2006.

CERTAIN TRANSACTIONS

The Bank offers its directors, officers, and employees a loan plan involving variable-rate mortgages, lines of credit, home equity loans, credit cards, and various installment loans with a lower interest rate (not below the Bank’s cost of funds) and waiver of loan origination fees, and fixed-rate mortgage loans with waiver of loan origination fees only. Except as described above, all outstanding loans to directors, officers, and employees have been made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with non-affiliated persons, and did not involve more than the normal risk of collectibility or present other unfavorable terms. Management believes that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features.

PROPOSAL TO BE VOTED ON:

ELECTION OF DIRECTORS

Our articles of incorporation provide that our directors are divided into three classes with staggered terms of three years each. At the annual meeting, shareholders will elect three directors to serve until our 2009 annual meeting and until his or her successor is elected and qualified.

Our bylaws provide that directors are elected by a plurality of the votes cast. However, our board has adopted a majority voting principle. The effect of this principle in this election is that if a director receives a greater number of “withheld” votes than “for” votes, the director will resign.

Anat Bird, William G. Mays, and Gerald L. Bepko have been nominated for a term of three years and until their successors are elected and qualified. Ms. Bird, Mr. Mays, and Mr. Bepko were nominated by the directors who satisfy the requirements to be considered “independent directors” under the Securities Exchange Act of 1934 and the rules of NASDAQ and who acted as the Nominating Committee of the board of directors with each nominee abstaining from the vote for nominations. Ms. Bird, Mr. Mays, and Mr. Bepko are members of the present board and each is an independent director.

The other directors listed in the table below will continue in office until the expiration of their terms. For directors of the Corporation who were directors of the Bank before the Corporation was formed in 1986, the table below lists the year in which the director became a director of the Bank.

If, at the time of the annual meeting, any of the nominees is unable or declines to serve, the discretionary authority provided in the proxy may be exercised to vote for a substitute or substitutes. The board of directors has no reason to believe that any substitute nominee or nominees will be required.

The board of directors unanimously recommends the election of the following nominees:

NOMINEES FOR TERMS EXPIRING IN 2009

Name, Age, Principal Occupation, and Business Experience	Director Since
Anat Bird, Age 54	2002

President and CEO of SCB Forums, Ltd., a private corporation which plans meetings for bank executives and occasionally provides consulting services for banks; former President and CEO of California Community Bancshares (2001); former executive at Wells Fargo Bank (formerly Norwest Bank) (1997-2000); former Chief Operating Officer of Roosevelt Bank (1995-1997); Director of Sterling Bancshares, Inc. (2002-Present); and Director of MidFirst Bank (2003-Present).

William G. Mays, Age 60	2003

Founder and President of Mays Chemical Co., Inc., a full line distribution company headquartered in Indianapolis, Indiana (1980-Present); Director of WellPoint, Inc. (formerly Anthem, Inc.), a health benefits management company headquartered in Indianapolis, Indiana (1993-Present); and Director of Vectren Corporation, a gas and electric utility company headquartered in Evansville, Indiana (1998-Present).

Gerald L. Bepko, Age 65	1988

Indiana University Trustee’s Professor and Indiana University-Purdue University at Indianapolis Chancellor Emeritus (2003-Present); Interim President of Indiana University (2002-2003); Vice President for Long-Range Planning of Indiana University and Chancellor, Indiana University-Purdue University at Indianapolis (1986-2002); Director of American United Mutual Insurance Holding Company and affiliated boards; and Trustee of Citizens Gas and Coke Utility.

DIRECTORS WHOSE TERMS EXPIRE IN 2008

Name, Age, Principal Occupation, and Business Experience	Director Since
Pedro P. Granadillo, Age 58	2002

Previously Senior Vice-President Eli Lilly and Company, a pharmaceutical company (1999-2004); Director of Haemonetics Corporation, a medical device company located in Braintree, Massachusetts (2004-Present); Director of Noven Pharmaceuticals, Miami, Florida (2004-Present).

Marni McKinney, Age 49	1992

Chairman of the Corporation and the Bank; formerly Director, Vice Chairman, and CEO of The Somerset Group, Inc., financial services provider; previously President and Executive Vice President of The Somerset Group, Inc., and Vice President of the Corporation and the Bank. Ms. McKinney is the daughter of Robert H. McKinney who also serves the Corporation and the Bank as a director.

Phyllis W. Minott, Age 67	1976

Formerly Chairman and CEO of Minott Motion Pictures, Inc., commercial movie production (1994-2000); previously General Auditor, Controller, Accounting, and Chief Accounting Officer of Eli Lilly and Company, a pharmaceutical company (1960-1993).

DIRECTORS WHOSE TERMS EXPIRE IN 2007

Name, Age, Principal Occupation, and Business Experience	Director Since
Robert H. McKinney, Age 80	1954

Director and Chairman of the Executive Committees of the Corporation and the Bank; formerly Chairman and Director of the Corporation and the Bank; formerly Chairman and Director, The Somerset Group, Inc., a financial services provider; retired partner of Bose McKinney & Evans LLP, attorneys (1963-1977; 1980-1991); formerly Chairman of the Federal Home Loan Bank Board (1977-1979). Mr. McKinney is the father of Marni McKinney who serves as director and the chairman of the Corporation and the Bank.

Michael L. Smith, Age 57	1985

Previously Executive Vice President and Chief Financial Officer of WellPoint, Inc., (formerly Anthem, Inc.) a health benefits management company (1999-2004); Director of Emergency Medical Services Corporation, FinishMaster, Inc., H. H. Gregg Appliances, Inc., Intermune, Inc., Kite Realty Group Trust, and Klipsch Group, Inc.; formerly Chief Operating Officer and Chief Financial Officer of American Health Network, Inc., a physician management company (1996-1999); formerly Chairman, President and CEO of Mayflower Group (1990-1995); formerly Director of The Somerset Group, Inc.

Robert H. Warrington, Age 58	2004

President and CEO of the Corporation and of the Bank; Vice-Chairman and Director of Old Kent Financial Corporation (1998-2001); various management positions at Old Kent (1988-2001), including Chief Financial Officer and Chairman, President, and CEO of Old Kent Mortgage Company.

STOCK OWNERSHIP OF DIRECTORS, OFFICERS,

AND CERTAIN SHAREHOLDERS

The following table shows, as of February 8, 2006, the number and percentage of shares of common stock held by (1) First Indiana’s directors and nominees, (2) each of the named executive officers set forth in the Summary Compensation Table, (3) holders of more than 5 percent of First Indiana’s stock, and (4) current directors and named executive officers as a group.

The information provided in the table is based on our records, information filed with the SEC, and information provided to us, except where otherwise noted.

The number of shares beneficially owned by each entity or individual is determined under SEC rules and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the entity or individual has the right to acquire as of February 8, 2006 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares these powers with his or her spouse) with respect to the shares set forth in the following table.

BENEFICIAL OWNERSHIP TABLE

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Directors and Nominees
Gerald L. Bepko[1]	53,320[2]	[3]
Anat Bird[1]	6,917[4]	[3]
Pedro P. Granadillo[1]	10,592[5]	[3]
William G. Mays[1]	8,526[6]	[3]
Robert H. McKinney[1]	2,779,682[7]	20.1%
Phyllis W. Minott[1]	59,848[8]	[3]
Michael L. Smith[1]	49,305[9]	[3]

Directors and Named Executive Officers
Marni McKinney[1]	2,779,682[7]	20.1%
Robert H. Warrington[1]	156,271[10]	1.1%

Other Named Executive Officers
William J. Brunner[1]	35,343[11]	[3]
David A. Lindsey[1]	132,205[12]	[3]
David L. Maraman[1]	75,566[13]	[3]

Other Beneficial Owners of More than 5%
Marvin C. Schwartz	791,557[14]	5.7%

Named Executive Officers and Directors as a Group (12 Persons)	3,367,576[15]	24.3%

[1]	The business address for the referenced individuals is 135 North Pennsylvania Street, Suite 2800, Indianapolis, Indiana 46204.
[2]	Includes 9,042 shares held in trust under the Employees’ Stock Purchase Plan; 11,756 shares held jointly with Mr. Bepko’s spouse; 31,092 shares as to which there is a right to acquire beneficial ownership; and 1,401 deferred shares which may be given to the individual on departure from the board.
[3]	The number of shares represents less than 1 percent of the Corporation’s common stock outstanding.
[4]	Includes 716 shares held in trust under the Employees’ Stock Purchase Plan; 3,000 shares as to which there is a right to acquire beneficial ownership; and 1,401 deferred shares which may be given to the individual on departure from the board.
[5]	Includes 2,973 shares held in trust under the Directors’ Deferred Fee Plan; 3,000 shares as to which there is a right to acquire beneficial ownership; and 1,401 deferred shares which may be given to the individual on departure from the board.

[6]	Includes 467 shares held in trust under the Employees’ Stock Purchase Plan; 3,358 shares held in trust under the Directors’ Deferred Fee Plan; 2,000 shares as to which there is a right to acquire beneficial ownership; and 1,401 deferred shares which may be given to the individual on departure from the board.
[7]	These shares are beneficially owned by a group consisting primarily of Robert H. McKinney and Marni McKinney. Mr. McKinney’s holdings include 808,087 shares owned directly by Mr. McKinney; 53 shares held in trust under the Employees’ Stock Purchase Plan; 42,897 shares owned of record by Mr. McKinney’s wife; 103,989 shares underlying options granted to Mr. McKinney, which Mr. McKinney is deemed to beneficially own; 841,301 shares held by a limited partnership established by Mr. McKinney for the benefit of his children, including Marni McKinney, which Mr. McKinney is deemed to beneficially own; and 1,150 deferred shares, which may be given to Mr. McKinney on departure from the board. Marni McKinney’s holdings include 226,780 shares owned directly by Ms. McKinney (including 5,000 shares of restricted stock granted to Ms. McKinney under the 2002 Stock Incentive Plan); 21,478 shares held in trust under the Employee’s Stock Purchase Plan; 11,011 shares held on her behalf under the Bank’s 401(k) Plan; 166 shares held in an IRA; and 146,452 shares underlying options granted to Ms. McKinney, which she is deemed to beneficially own. The total held by the group also includes 576,318 shares held in two irrevocable trusts of which Ms. McKinney is the trustee and which were established by Mr. McKinney for the benefit of his children.
[8]	Includes 18,268 shares held in trust under the Employees’ Stock Purchase Plan; 769 shares held under the Dividend Reinvestment Plan; 26,410 shares as to which there is a right to acquire beneficial ownership; and 1,401 deferred shares which may be given to the individual on departure from the board.
[9]	Includes 31,092 shares as to which there is a right to acquire beneficial ownership; 2,267 held in trust; and 1,401 deferred shares which may be given to the individual on departure from the board.
[10]	Includes 5,915 shares held in trust under the Employees’ Stock Purchase Plan; 2,446 shares held on his behalf under the Bank’s 401(k) Plan; 27,500 shares of restricted stock and 20,000 deferred shares granted under the 2003 – 2005 Long-Term Incentive Program; 20,000 restricted shares and 10,000 deferred shares granted under the 2006 – 2008 Long-Term Incentive Program; and 10,000 shares of restricted stock granted under the 2004 Executive Compensation Plan.
[11]	Includes 4,839 shares held in trust under the Employees’ Stock Purchase Plan; 10,000 shares of restricted stock granted under the 2002 Stock Incentive Plan; 3,500 shares of restricted stock and 1,750 deferred shares granted under the 2006 – 2008 Long-Term Incentive Program; and 10,415 shares as to which there is a right to acquire beneficial ownership.
[12]	Includes 974 shares held in trust under the Employees’ Stock Purchase Plan; 10,000 shares of restricted stock granted under the 2002 Stock Incentive Plan; 3,500 shares of restricted stock and 1,750 deferred shares granted under the 2006 – 2008 Long-Term Incentive Program; and 22,815 shares as to which there is a right to acquire beneficial ownership.
[13]	Includes 4,034 shares held in trust under the Employees’ Stock Purchase Plan; 49,898 shares of restricted stock granted pursuant to the 2002 Stock Incentive Plan; and 3,500 shares of restricted stock and 1,750 deferred shares pursuant to the 2006 – 2008 Long-Term Incentive Program.
[14]	This information is taken from a Schedule 13D Report dated October 11, 2000, and filed by the shareholder with the SEC. It does not reflect any changes in those shareholdings that may have occurred since the date of the filing, except as adjusted to reflect the five-for-four stock split on February 27, 2002, to shareholders of record February 13, 2002. According to the referenced Schedule 13D Report, Mr. Schwartz’ business address is c/o Neuberger Berman, LLC, 605 Third Avenue, New York, New York 10158-3698.
[15]	Includes 66,936 shares held in trust under the Employees’ Stock Purchase Plan; 769 shares held under the Dividend Reinvestment Plan; 13,457 shares held under the Bank’s 401(k) Plan; and 380,265 shares as to which there is a right to acquire beneficial ownership.

Stock Ownership Guidelines

First Indiana adopted stock ownership guidelines to be attained by officers and directors of the Corporation and the Bank. Each director, the chairman, and the CEO are expected to own (including restricted stock and unvested deferred shares, but excluding options) First Indiana stock with a market value of at least five times his or her annual retainer or salary. In addition, each senior officer of the Corporation and the Bank is expected to own First Indiana stock with a market value of at least three times his or her salary. Further, all first vice presidents, vice presidents, and branch managers are expected to own First Indiana stock with a market value of at least one times his or her salary. The requisite level of ownership is expected to be achieved within five years of election as a director or officer.

The stock ownership guidelines provide that a director or officer is not expected to sell First Indiana stock unless he or she would be in compliance with the ownership guidelines following the sale. All transactions by a director, officer, or employee in First Indiana stock are subject to our insider trading policy.

All directors and executive officers are in compliance with the stock ownership guidelines.

DIRECTOR AND NAMED EXECUTIVE OFFICER

COMPLIANCE WITH STOCK OWNERSHIP GUIDELINES

Name	Value of Required Shares[1]	Number of Required Shares[1]	Value of Shares Owned[1,2]	Number of Shares Owned[2]
Gerald L. Bepko	$200,000	5,976	$743,973	22,228
Anat Bird	200,000	5,976	131,104	3,917
William J. Brunner	654,000	19,540	834,340	24,928
Pedro P. Granadillo	200,000	5,976	254,106	7,592
David A. Lindsey	645,000	19,271	3,661,297	109,390
David L. Maraman	684,000	20,436	2,529,194	75,566
William G. Mays	200,000	5,976	218,427	6,526
Marni McKinney and Robert H. McKinney[3]	1,575,000	47,057	84,653,696[3]	2,529,241[3]
Phyllis W. Minott	200,000	5,976	1,119,172	33,438
Michael L. Smith	200,000	5,976	609,591	18,213
Robert H. Warrington	2,185,000	65,282	5,230,390	156,271

[1]	As of the close of the market on the record date February 8, 2006, the market value of First Indiana stock was $33.47 per share.
[2]	Includes shares counted only for determining compliance with the stock ownership guidelines and is not indicative of beneficial ownership for any other purpose. Please see the above table of “Stock Ownership of Directors, Officers, and Certain Shareholders” for a complete presentation of the beneficial ownership of First Indiana stock by all the directors and officers listed above.
[3]	These shares are beneficially owned by a group consisting primarily of Marni McKinney and Robert H. McKinney.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation’s directors, executive officers, and persons who own more than 10 percent of the Corporation’s common stock, to file reports of ownership and changes in ownership with the SEC. Directors, executive officers, and greater than 10 percent beneficial owners, referred to as “reporting persons,” are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Corporation, the Corporation believes that during 2005 all reporting persons complied with the filing requirements of Section 16(a), except for one late Form 4 filed by David L. Lindsey on November 8, 2005, to report the disposition of 815 shares of stock on November 3, 2005.

EXECUTIVE COMPENSATION

The following table discloses the compensation received by First Indiana’s CEO and the four other most highly paid executive officers (all five of these individuals are referred to as the “named executive officers”) during the last three fiscal years ending December 31, 2005, 2004, and 2003.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Annual Compensation			Long-Term Compensation				All Other[3] Compensation	Total Compensation
					Awards			Payouts
		Salary ($)	Bonus ($)	Other Annual Compensation ($)[1]	Restricted[2] Stock Awards ($)		Securities Underlying Options- SAR’s (#)	LTIP Payouts
Marni McKinney[4] Chairman of the Corporation and the Bank	2005 2004 2003	$325,000 408,333 325,000	$162,500 48,750 —	— — —	$	— 272,050 229,680	— — 17,000	— [5] — —	$31,577 20,971 11,104	$519,077 750,104 582,784

Robert H. Warrington[4] President and CEO of the Corporation and of the Bank	2005 2004 2003	$425,000 277,571 —	$425,000 150,000 —	— — —	$	— 801,100[6] —	— 100,000 —	— [5] — —	$46,375 27,250 —	$896,375 1,355,921 —

David L. Maraman Executive Vice President and Chief Credit Officer of the Bank	2005 2004 2003	$222,000 222,000 89,307	$111,000 44,000 20,400	— — —	$	— — 1,683,635	— — 5,000	— — —	$49,212 72,140 3,442	$382,212 338,140 1,922,477

William J. Brunner Vice President, Chief Financial Officer of the Corporation; Executive Vice President and Chief Financial Officer of the Bank	2005 2004 2003	$212,000 212,000 203,000	$106,000 42,400 45,300	— — —	$	— 235,700 —	— — 5,000	$104,504[8] — —	$16,839 8,110 6,604	$439,339 498,210 259,904

David A. Lindsey Executive Vice President, Consumer Banking Division of the Bank	2005 2004 2003	$210,000 210,000 196,000	$101,588 42,000 52,000	— — —	$	— 235,700 —	— — 7,000	$102,667[9] — —	$18,540 11,248 8,856	$432,795 498,978 263,856

[1]	This column requires disclosing perquisites if all perquisites and other personal benefits in the aggregate in excess of the lesser of $50,000 or 10 percent of salary and bonus. No perquisites are required to be disclosed for any of the named executive officers because the amounts are too small. First Indiana pays for a reserved parking space for each named executive officer, and the cost for each parking space was $1,860 in 2005. Also, we pay $975 in club dues annually for Robert H. Warrington and David L. Maraman, and $1,144 in dues annually for Marni McKinney. The named executive officers do not receive any other perquisites or benefits which are not described in this proxy statement or provided to all our employees.
[2]	The amounts shown in this column reflect the dollar values based on the closing price on the date of the grant of time-based restricted stock granted to the named executive officer. None of the named executive officers received a restricted stock award in 2005.

The aggregate share amount and dollar value, as of December 31, 2005, of restricted stock and deferred shares held by the named executive officers was:

	Restricted Shares	Value	Deferred Shares	Value	Total Restricted and Deferred Shares	Value
Marni McKinney	24,500	$842,310	—	—	24,500	$842,310
Robert H. Warrington	37,500	1,289,250	20,000	$687,600	57,500	1,976,850
David L. Maraman	49,898	1,715,493	—	—	49,898	1,715,493
William J. Brunner	10,000	343,800	—	—	10,000	343,800
David A. Lindsey	10,000	343,800	—	—	10,000	343,800

Dividends were only paid on restricted shares during 2005.

[3]	All other compensation for the named executive officers is set forth below.

OTHER COMPENSATION TABLE

Name	Employees’ Stock Purchase Plan Company Match	401(k) Plan Company MatchA	Restricted Stock Dividends	Term Life Insurance Premiums	Other Compensation	Total Other Compensation
Marni McKinney
2005	$9,343	$3,500	$18,620	$114	—	$31,577
2004	9,271	3,250	9,450	—	—	20,971
2003	8,104	3,000	—	—	—	11,104

Robert H. Warrington
2005	$14,375	$3,500	$28,500	—	—	$46,375
2004	6,295	3,250	4,950	—	$12,755B	27,250
2003	—	—	—	—	—	—

David L. Maraman
2005	$6,650	$3,500	$37,922C	$1,140	—	$49,212
2004	6,267	3,250	61,363	1,260	—	72,140
2003	2,067	850	—	525	—	3,442

William J. Brunner
2005	$4,599	$3,500	$7,600	$1,140	—	$16,839
2004	3,600	3,250	—	1,260	—	8,110
2003	2,600	2,744	—	1,260	—	6,604

David A. Lindsey
2005	$6,300	$3,500	$7,600	$1,140	—	$18,540
2004	6,738	3,250	—	1,260	—	11,248
2003	4,895	2,701	—	1,260	—	8,856

A	The amounts in the 401(k) column represent First Indiana’s matching contributions. All these amounts are within IRS limits.
B	First Indiana paid $12,755 in relocation expenses.
C	Mr. Maraman received less in restricted stock dividends in 2005 compared with 2004 because the amount of restricted shares held by him during 2005 decreased by 41,011 shares. On December 29, 2004, the Corporation and Mr. Maraman entered into an amendment to Mr. Maraman’s restricted stock agreements, and Mr. Maraman forfeited 24,912 shares and the Corporation vested 16,099 shares.

[4]	Marni McKinney served as CEO of the Corporation during 2005. Robert H. Warrington was elected CEO of the Corporation effective January 1, 2006. Mr. Warrington served as the chief operating officer of First Indiana during 2005. He was the President and CEO of the Bank during 2005 and continues to serve the Bank in these capacities.

[5]	Ms. McKinney was a participant in the 2003 – 2005 Long-Term Incentive Program, and, on January 22, 2003, received a restricted stock award for 12,000 shares pursuant to the plan, and, on October 20, 2004, received a restricted stock award of 7,500 shares pursuant to the plan. The performance metrics for the full vesting of the restricted shares were satisfied during 2005, and the shares vested on January 17, 2006. The market value of the restricted shares was $383,880 at the date of the grant and the grants are shown as restricted stock awards to Ms. McKinney in 2003 and 2004. The market value of the restricted shares upon vesting was $640,965.

[6]	During 2004, Mr. Warrington also received 20,000 deferred shares pursuant to the 2003 – 2005 and 2004 – 2006 Long-Term Incentive Programs. The market value of the deferred shares was $411,200 at the date of issue.

[7]	Mr. Warrington was a participant in the 2003 – 2005 Long-Term Incentive Program, and, on October 20, 2004, received the following awards under the plan: (a) 19,500 restricted shares with a value of $400,920 at the date of the grant and (b) 12,000 deferred shares with a value of $246,720 at the date of the grant. The restricted shares and the deferred shares vest upon the achievement of performance metrics and the continued employment of Mr. Warrington through 2006. The performance metrics for the full vesting of the restricted shares and the deferred shares were satisfied during 2005. Dividends have been payable on the restricted shares since the date of the grant, and dividend equivalents commenced on the deferred shares as of January 17, 2006.

Mr. Warrington is also a participant in the 2004 – 2005 Long-Term Incentive Program, and, on October 20, 2004, received the following awards under the plan: (a) 8,000 restricted shares with a value of $164,480 at the date of the grant and (b) 8,000 deferred shares with a value of $164,480 at the date of the grant. The restricted shares and the deferred shares vest upon the achievement of performance metrics for 2005 and 2006 and the continued employment of Mr. Warrington through 2006. The performance metrics for the full vesting of the restricted shares and the deferred shares for 2005 were satisfied. Dividends have been payable on the restricted shares since the date of the grant and dividend equivalents commenced on the deferred shares as of January 17, 2006.

[8]	Mr. Brunner was a participant in the 2003 – 2005 Long-Term Incentive Program, and the performance metrics for the full vesting of his award were met during 2005. On January 17, 2006, in satisfaction of Mr. Brunner’s award under the plan, he received a cash payment of $52,270 and 1,589 shares of First Indiana stock, which had a market value of $52,234.

[9]	Mr. Lindsey was a participant in the 2003 – 2005 Long-Term Incentive Program, and the performance metrics for the full vesting of his award were met during 2005. On January 17, 2006, in satisfaction of Mr. Lindsey’s award under the plan, he received a cash payment of $102,667.

OPTIONS GRANTED IN LAST FISCAL YEAR

No options were granted in 2005.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION VALUES

The following table provides information on option exercises with respect to First Indiana stock in 2005 by each of the named executive officers and the value of each officer’s unexercised options at December 31, 2005. There were no stock appreciation rights exercised or outstanding.

Name	Number of Securities Underlying Options/SARs Exercised (#)	Value Realized	Number of Securities Underlying Unexercised Options at FY-End		Value of Unexercised In-the-Money Options at FY-End
			Exercisable	Unexercisable	Exercisable	Unexercisable
Marni McKinney	20,571	$200,338	183,130	—	$3,292,323	$ —
Robert H. Warrington	25,000	411,328	—	75,000	—	1,110,000
David L. Maraman	—	—	—	5,000	—	81,450
William J. Brunner	—	—	4,166	23,956	74,923	388,189
David A. Lindsey	7,485	120,801	16,566	25,956	296,748	420,770

Name	Shares Underlying Options When Market Price Exceeded Exercise Price	Shares Underlying Options When Exercise Price Exceeded Market Price
Marni McKinney	183,130	—
Robert H. Warrington	—	—
David L. Maraman	—	—
William J. Brunner	4,166	—
David L. Lindsey	16,566	—

LONG-TERM INCENTIVE PLANS—AWARDS

First Indiana did not grant any long-term incentive awards to any of the named executive officers during the last fiscal year. Please refer to the section of this proxy statement titled Long-Term Incentive Programs in the “Report of the Compensation and Governance Committee of the Board of Directors on Executive Compensation” for a discussion of our current long-term incentive programs.

EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS

Each of the named executive officers is a party to an employment agreement with First Indiana. These agreements primarily operate as change-in-control agreements. The material terms of the current employment arrangements with Marni McKinney and Robert H. Warrington are outlined in detail below. Some of the terms of the current employment arrangements for Messrs. Brunner, Lindsey, and Maraman are summarized later in this section.

Employee and Change-in-Control Agreement—Marni McKinney

First Indiana and Marni McKinney are parties to an employment agreement, and a summary of the terms of the agreement and Ms. McKinney’s employment arrangement with the Corporation are set forth below.

Position	Chairman (Ms. McKinney served as CEO of the Corporation during all 2005).

Term of Employment	Ms. McKinney is employed on an “at will” basis. Employment may be terminated by Ms. McKinney or First Indiana at any time. The agreement has an initial term of three years and is extended daily until termination, subject to First Indiana’s right to stop further extension with 30-days written notice.

Board Membership	Ms. McKinney has served on the board since 1992.

Salary	$275,000.

Annual Bonus and Long-Term Incentives	Ms. McKinney is presently not eligible for any bonus or incentive compensation, short-term or long-term.

Stock Options: Unexercised Number of Shares	Various options for 183,130 shares (with maximum term of ten years) with an average strike price of $16.42 and various grant dates ranging from January 24, 1996, to November 19, 2003.
Black-Scholes Value	Approximately $3,240,369 (as of December 31, 2005).
Vesting Schedule	All of the options are vested.

Restricted Stock	5,000 shares of restricted stock with a market value of $171,850. The restrictions lapse if Ms. McKinney is employed by the Corporation through December 22, 2009.

	Total Black-Scholes Value of Options (183,130 options)	$3,240,369
	Total Market Value of Restricted Stock (5,000 shares)	$171,850

	Total Value of Outstanding Equity Grants	$3,412,219

All values above are as of December 31, 2005, unless otherwise noted. Dividends are paid on all restricted shares.

Defined Benefit Plan and SERP	Ms. McKinney participates in First Indiana’s defined benefit plan offered to employees in general, and she and the Corporation are parties to a Supplemental Benefit Plan Agreement which, in part, provides her with additional retirement benefits by (1) including bonuses and certain stock grants in the definition of compensation and (2) providing for the payment of benefits which would not be payable under the defined benefit plan due to Internal Revenue Code limitations.

Special death benefits are provided under the Supplemental Plan to Ms. McKinney. This death benefit equals three times her highest annual rates of salary, grossed up for income taxes at the highest applicable marginal rate in effect at the time of death, and is payable when she dies, and without regard to when she separates from service.

Benefits	Ms. McKinney is eligible to participate in First Indiana’s employee benefit plans, policies and arrangements applicable to other executive officers including: participation in the Employees’ Stock Purchase Plan; 401(k) Plan; medical, dental, vision, and disability insurance; and defined benefit plan.

Perquisites	The only perquisites provided to Ms. McKinney are the use of a reserved parking space (annual cost to the Corporation of $1,860) and club dues of $1,144.

Time Off	Ms. McKinney receives six weeks of paid vacation and the same paid holidays granted to employees in general.

Change-in-Control	If a change-in-control (see definition for change-in-control at end of this section) occurs and Ms. McKinney’s employment is terminated without cause or she voluntarily terminates employment for good reason (including a change in her compensation, title, position, or responsibilities), she will receive the following:

• A one-time cash payment equal to 3.0 times her then-current base salary plus annual bonus opportunities (currently, $825,000, which equals ($275,000 + $0)X 3);

• Prorata payment of annual bonus opportunities (currently $0);

• A cash payment in an amount equal to the Corporation’s expected contributions to her savings and retirement plans during the three years following termination; and

•        Continued participation and the participation of her eligible dependents in First Indiana’s group health plans for three years or until they become eligible for coverage under the group health plans of another employer.

Non-Solicitation	Ms. McKinney is precluded from soliciting customers or employees of First Indiana for one year following the termination of her employment.

Indemnification	Ms. McKinney will be provided indemnification on terms no less favorable than that provided to any other First Indiana executive officer or director, including, if applicable, appropriate directors and officers insurance.

Employee and Change-in-Control Agreement—Robert H. Warrington

First Indiana and Robert H. Warrington are parties to an employment agreement, and a summary of the terms of the agreement and Mr. Warrington’s employment arrangement with the Corporation are set forth below.

Position	President and CEO

Term of Employment	Mr. Warrington is employed on an “at will” basis. Employment may be terminated by Mr. Warrington or First Indiana at any time. The agreement has an initial term of three years and is extended daily until termination, subject to First Indiana’s right to stop further extension with 30-days written notice.

Board Membership	Mr. Warrington was appointed to the board upon his hire in June 2004.

Salary	$437,000.

Annual Bonus	a. Up to 50 percent of salary based on earnings per share (“EPS”) at the standard corporate goal for all Management Incentive Program participants; and

b. Up to 50 percent of salary based on EPS at a stretch corporate goal.

Long-Term Incentives	a. Mr. Warrington was a participant in the 2003 – 2005 Long-Term Incentive Program, and, on October 20, 2004, received the following awards under the plan: (a) 19,500 restricted shares with a value of $400,920 at the date of the grant and (b) 12,000 deferred shares with a value of $246,720 at the date of the grant. The restricted shares and the deferred shares vest upon the achievement of performance metrics and the continued employment of Mr. Warrington through 2006. The performance metrics for the full vesting of the restricted shares and the deferred shares were satisfied during 2005. Dividends have been payable on the restricted shares since the date of the grant, and dividend equivalents commenced on the deferred shares as of January 17, 2006.

b. Mr. Warrington is also a participant in the 2004 – 2005 Long-Term Incentive Program, and, on October 20, 2004, received the following awards under the plan: (a) 8,000 restricted shares with a value of $164,480 at the date of the grant and (b) 8,000 deferred shares with a value of $164,480 at the date of the grant. The restricted shares and the deferred shares vest upon the achievement of performance metrics for 2005 and 2006 and the continued employment of Mr. Warrington through 2006. The performance metrics for the full vesting of the restricted shares and the deferred shares for 2005 were satisfied. Dividends have been payable on the restricted shares since the date of the grant and dividend equivalents commenced on the deferred shares as of January 17, 2006.

c. Mr. Warrington received the following awards under the 2006 – 2008 Long-Term Incentive Program: (a) 20,000 restricted shares with a value of $657,400 at the date of the grant and (b) 10,000 deferred shares with a value of $328,700 at the date of the grant. The restricted shares and the deferred shares vest upon the achievement of (1) a cumulative EPS metric during the three year period, (2) a compounded annual balance sheet related growth rate for the period, and (3) the continued employment of Mr. Warrington through 2008.

Stock Options: Unexercised Number of Shares	Option for 75,000 shares (with a maximum term of ten years) with a strike price of $19.58 and a grant date of May 31, 2004.
Black-Scholes Value	Approximately $1,098,262.50 (as of December 31, 2005).
Vesting Schedule	Vests at a rate of 25 percent annually over four years.

Restricted Stock And Deferred Shares	a. 19,500 shares of restricted stock with a market value of $670,410 issued under the 2003 – 2005 Long-Term Incentive Program.

b. 12,000 deferred shares with a market value of $412,560 issued under the 2003 – 2005 Long-Term Incentive Program.

c. 8,000 shares of restricted stock with a market value of $275,040 issued under the 2004 – 2006 Long-Term Incentive Program.

d. 8,000 deferred shares with a market value of $275,040 issued under the 2004 – 2006 Long-Term Incentive Program.

e. 20,000 shares of restricted stock with a market value of $687,600 issued under the 2006 – 2008 Long-Term Incentive Program.

	f. 10,000 deferred shares with a market value of $343,800 issued under the 2006 – 2008 Long-Term Incentive Program.

	g. 10,000 shares of restricted stock with a market value of $334,800. The restrictions lapse if Mr. Warrington is employed by the Corporation through December 22, 2009.

	Total Black-Scholes Value of Options (75,000 options)	$1,098,263
	Total Market Value of Restricted Stock (57,500 shares)	$1,976,850
	Total Market Value of Deferred Shares (30,000 shares)	$1,031,400

	Total Value of Outstanding Equity Grants	$4,106,513

	All values above are as of December 31, 2005, unless otherwise noted. Dividends are paid on all restricted shares and dividend equivalents are paid on deferred shares in items (b) and (d) and may become payable on item (f) in 2007 if the Corporation is on track to meet the performance metrics of the 2006 – 2008 Long-Term Incentive Program. All the above restricted stock and deferred share grants, except (g), were made under a long-term incentive program described above and in the “Compensation and Governance Committee Report” later in this proxy statement.

Defined Benefit Plan and SERP	Mr. Warrington participates in First Indiana’s defined benefit plan offered to employees in general, and he and the Corporation are parties to a Supplemental Benefit Plan Agreement which, in part, provides him with additional retirement benefits by (1) including bonuses and certain stock grants in the definition of compensation and (2) providing for the payment of benefits which would not be payable under the defined benefit plan due to Internal Revenue Code limitations.

Benefits	Mr. Warrington is eligible to participate in First Indiana’s employee benefit plans, policies, and arrangements applicable to other executive officers including: participation in the Employees’ Stock Purchase Plan; 401(k) Plan; medical, dental, vision, and disability insurance; and defined benefit plan. The Corporation has agreed to pay Mr. Warrington an amount necessary for him to purchase term life insurance for approximately $1,311,000, or three times his salary. We anticipate that the payment for this will be approximately $6,000 during 2006.

Perquisites	The only perquisites provided to Mr. Warrington are the use of a reserved parking space (annual cost to the Corporation of $1,860) and the payment of social club dues (annual cost to the Corporation of $975).

Time Off	Mr. Warrington receives six weeks of paid vacation and the same paid holidays granted to employees in general.

Relocation Benefit	Mr. Warrington received reimbursement of relocation expenses in the amount of $12,755 in 2004.

Change-in-Control	If a change-in-control (see definition for change-in-control at end of this section) occurs and Mr. Warrington’s employment is terminated without cause or he voluntarily terminates employment for good reason (including a change in his compensation, title, position, or responsibilities), he will receive the following:

• A one-time cash payment equal to 3.0 times his then-current base salary plus annual bonus opportunities (currently $2,622,000 which equals ($437,000 + $437,000)X 3);

• Prorata payment of annual bonus opportunities (currently $437,000);

• A cash payment in an amount equal to the Corporation’s expected contributions to his savings and retirement plans during the three years following termination; and

•        Continued participation and the participation of his eligible dependents in First Indiana’s group health plans for three years or until they become eligible for coverage under the group health plans of another employer.

Unless Mr. Warrington elects to forego the above payments which may be due to him upon a change-in-control, he may not compete with First Indiana or solicit its customers or employees for two years following the termination of his employment.

Indemnification	Mr. Warrington will be provided indemnification on terms no less favorable than that provided to any other First Indiana executive officer or director, including, if applicable, appropriate directors and officers insurance.

Employee and Change-in-Control Agreements—William J. Brunner, David A. Lindsey, and David L. Maraman

William J. Brunner, David L. Lindsey, and David L. Maraman are parties to agreements which provide for certain benefits if the executive officer’s employment is terminated upon or following a change-in-control (see definition for change-in-control at end of this section), other than a termination with cause or a termination by the officer without good reason. In such a case, the officer would be entitled to a prorata portion of his annual bonus opportunities for the year that includes his termination date and a severance payment equal to his then annual rate of total compensation. For this purpose, total compensation includes the annual base salary, annual bonus opportunities, and the annual cost of the officer’s benefits under the group health plans. The agreements have an initial term of one year and are extended daily until termination, subject to First Indiana’s right to stop further extension with 30-days written notice.

The agreements also provide for the officers to receive payment of a lump sum equal to the present value of the additional benefits related to the officer, which would have accrued under the Corporation’s savings and retirement plans had his employment continued until the end of the employment term. The officers will be provided indemnification on terms no less favorable than that provided to any other First Indiana executive officer or director, including, if applicable, appropriate directors and officers insurance.

Each of Messrs. Brunner, Lindsey, and Maraman also is a participant in First Indiana’s defined benefit plan offered to employees in general, and a party to a Supplemental Benefit Plan Agreement which, in part, provides additional retirement benefits by (1) including bonuses and certain stock grants in the definition of compensation and (2) providing for the payment of benefits which would not be payable under the defined benefit plan due to Internal Revenue Code limitations. Further, each officer is precluded from soliciting customers or employees of First Indiana for one year following the termination of his employment.

Change-in-Control. All the above employment agreements define a change-in-control to include: (a) the acquisition of 20 percent or more of the outstanding shares of common stock or the combined voting power of securities entitled to elect directors; (b) a change in a majority of the incumbent board, unless the new directors were nominated by a majority of the incumbent board; (c) a merger; (d) a liquidation or sale of substantially all the assets of the Corporation or the Bank; or (e) a divestiture of 25 percent or more of the voting securities or voting power of the Bank.

PENSION PLANS

The following table sets forth, in specified compensation and years of service classifications, the estimated annual benefits payable upon retirement at age 65 under the Bank’s non-contributory, qualified defined benefit pension plan (the “Qualified Plan”), as supplemented by the supplemental benefit plan adopted by the Bank on January 17, 1992 (the “Supplemental Plan”) (the Qualified Plan and the Supplemental Plan are collectively referred to as the “Plans”). While the table shows the annual benefit payable for life with 10-years certain, participants may elect to receive the present value of the entire benefit in one lump sum, among other payment options.

PENSION PLAN TABLE

Covered Compensation	10 Year’s Benefit Service	20 Year’s Benefit Service	30 Year’s Benefit Service	40 Year’s Benefit Service
$100,000	$17,437	$34,875	$52,312	$71,031
120,000	21,437	42,875	64,312	87,031
140,000	25,437	50,875	76,312	103,031
160,000	29,437	58,875	88,312	119,031
180,000	33,437	66,875	100,312	135,031
200,000	37,437	74,875	112,312	151,031
220,000	41,437	82,875	124,312	167,031
240,000	45,437	90,875	136,312	183,031
260,000	49,437	98,875	148,312	199,031
280,000	53,437	106,875	160,312	215,031
300,000	57,437	114,875	172,312	231,031
320,000	61,437	122,875	184,312	247,031
340,000	65,437	130,875	196,312	263,031
360,000	69,437	138,875	208,312	279,031
380,000	73,437	146,875	220,312	295,031
400,000	77,437	154,875	232,312	311,031
500,000	97,437	194,875	292,312	391,031
600,000	117,437	234,875	352,312	471,031
700,000	137,437	274,875	412,312	551,031
800,000	157,437	314,875	472,312	631,031

The annual retirement benefit displayed in the Pension Plan Table is the product of (1) the participant’s number of years of credited benefit service, multiplied by (2) the sum of 1.5 percent of that portion of the participant’s covered compensation that does not exceed the Social Security integration base for the participant plus 2 percent of the participant’s covered compensation that exceeds the integration base. For years of benefit service in excess of 35, the 2 percent accrual rate is applied to all compensation. Compensation covered by the Supplemental Plan is the sum of the average of a participant’s annualized rate of base salary (as reported in the salary column of the Summary Compensation Table) for the five consecutive years of employment which produce the highest such average, plus the annual average of all bonuses (including both the bonus and the LTIP payouts columns as reported in the Summary Compensation Table, and including the market value on the date of vesting of any restricted stock grants) paid to the participant for the three consecutive years, out of the nine years next preceding the participant’s retirement, which produce the highest average. As of January 1, 2006, the number of years of credited benefit service and the compensation covered by the Supplemental Plan [based on average annual salaries for the five highest consecutive years (2000-2004) and average annual bonuses for the three highest consecutive years out of the last nine years] for each of the named executive officers were as follows: Marni McKinney, 20 years—$439,140; Robert H. Warrington, 0 years—$575,000; David A. Maraman, 2 years—$254,200; William J. Brunner, 4 years—$229,020; and David A. Lindsey, 21 years—$280,988. The three-year period in which the average annual bonus of such named executive officers was highest is 1999-2001 in the case of Ms. McKinney and Mr. Lindsey, and 2003-2005 in the case of Messrs. Warrington, Brunner, and Maraman.

REPORT OF THE COMPENSATION AND GOVERNANCE COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

GENERAL

The Compensation and Governance Committee administers First Indiana’s executive compensation program. The Committee’s membership is determined by the board, and the Committee is composed entirely of non-employee independent directors.

The Committee met three times during 2005, and two of the meetings included executive sessions with no employees present. Our Human Resource Department supports the Committee’s work, and the Committee utilizes an outside compensation consultant for peer information, other information, and advice. All Committee members are actively engaged in the review of matters presented, and the members regularly communicate with each other, the outside consultant, and management before and after meetings about compensation issues.

COMPENSATION PHILOSOPHY

The Committee believes that executive compensation should be closely tied with the performance of the Corporation on both a short-term and long-term basis. To this end, a significant amount of total executive compensation is structured to be “at risk” dependent upon First Indiana’s results.

In addition, the Committee believes that the interests of shareholders and executives are further aligned with significant stock ownership by the executives. We have structured our current long-term incentive program to be paid fully in stock, and our stock ownership guidelines provide that an executive is not expected to sell stock (including shares received from incentive awards) if the required ownership threshold will not be maintained. The Committee also uses stock awards to assist in the attraction and retention of key executives critical to the long-term success of First Indiana.

With so many forms of compensation available to the Committee, we believe that a holistic approach to compensation and benefits enables us to consider total compensation for our executive officers. Total compensation includes (1) base pay, (2) short-term or annual incentives, (3) long-term incentives, and (4) other benefits. Appropriately balancing total compensation for an executive provides positive incentives and market-competitive compensation, and contributes to the health of First Indiana, which benefits our customers, community, employees, and shareholders alike.

BASE PAY

In general, base pay for each employee, including executive officers, is established based on (1) the individual’s job responsibilities, performance, and experience; (2) First Indiana’s overall budget for merit increases; and (3) the competitive environment.

The Compensation and Governance Committee based the 2004 annual salaries of the executive officers on their individual performance and the results of surveys compiled by our outside consultant. The consultant used an analysis of survey data showing the compensation of executive officers at a sample of Midwest banks.

In 2005, First Indiana provided a base pay increase to most of its employees, but in accordance with our philosophy of providing a strong link between pay and performance, the exact amount of the increase (if any) varied. However, consistent with First Indiana’s cost-cutting initiatives in the fourth quarter of 2004, no executive officer received an increase in base pay in 2005.

The Committee has established base pay for the executive officers for 2006. Since Mr. Warrington assumed the additional responsibilities of CEO of the Corporation, the Committee spent considerable time determining the appropriate compensation for Mr. Warrington and Ms. McKinney, who continues to serve the Corporation as a full-time employee. Please see “CEO Performance and Compensation In Last Fiscal Year” in this proxy statement for greater detail on compensation for Ms. McKinney and Mr. Warrington in 2005.

The Committee approved the following salaries for Mr. Warrington (with the advice of our outside consultant) and the other named executive officers for 2006: (1) Mr. Warrington—$437,000 (an increase of $12,000, or 2.8 percent); (2) Mr. Brunner—$218,000 (an increase of $6,000, or 2.8 percent); (3) Mr. Maraman—$228,000 (an increase of $6,000, or 2.7 percent); and (4) Mr. Lindsey—$215,000 (an increase of $5,000, or 2.4 percent).

INCENTIVE PROGRAMS

Our incentive programs focus on matching rewards with results. Incentives are “at risk,” and, for executives, either all or almost all of the incentives are based on the overall performance of the Corporation. This represents a significant portion of the executives total compensation and is in accordance with our pay for performance philosophy. All the incentive programs offered to executives are established under First Indiana’s 2004 Executive Compensation Plan approved by shareholders on April 20, 2005.

Short-Term Incentive Program

The Management Incentive Program (“MIP”) is our short-term incentive program and is extended to executive officers, senior managers, and individual contributors. The MIP provides an annual incentive for meeting individual performance metrics and an incentive if a performance metric for the Corporation is met. Participants are typically eligible to earn between 10 percent and 40 percent of their base pay, and named executives are eligible to earn between 50 percent and 100 percent of base pay. This short-term incentive program links compensation directly to First Indiana’s performance and encourages participants to make significant contributions toward our results.

For 2005, the overall performance metric for the Corporation was based on earnings per share (“EPS”). The Corporation met this performance metric and participants in the MIP generally received a full payout of the incentive tied to corporate performance. Incentives for individual performance varied based on performance. All the named executive officers received full MIP bonuses, except Mr. Lindsey who received 97 percent of his eligible bonus.

The MIP for 2006 is structured in the same fashion as the MIP for 2005. Messrs. Brunner, Lindsey, and Maraman are eligible for a bonus of 50 percent of their base pay with 75 percent of the bonus tied to the corporate performance metric. Mr. Warrington is eligible for a bonus of up to 50 percent of his base pay with 100 percent of the bonus tied to the same corporate performance metric, and he is eligible for an additional bonus of up to 50 percent of his base pay with 100 percent of the bonus based upon a higher or “stretch” corporate performance metric. All corporate performance metrics for the MIP for 2006 are based on EPS.

Long-Term Incentive Programs

Executive officers may participate in long-term incentive programs. Payments under all the long-term programs are completely based on performance metrics of the Corporation, and awards under all current long-term programs are paid entirely in First Indiana stock.

2003 – 2005 Long-Term Incentive Program.    This program was established in 2003 and initially included Robert H. McKinney, Marni McKinney, William J. Brunner, and David L. Lindsey. Mr. McKinney and Ms. McKinney were each awarded 19,500 shares of restricted stock and Messrs. Brunner and Lindsey were eligible for cash and/or stock with a value of up to 50 percent of their average base pay during the three-year program.

This program was modified and continued in 2004, in accordance with shareholder approval of the Corporation’s 2004 Executive Compensation Plan. The modifications were to adjust the performance targets and grant 19,500 shares of restricted stock and 12,000 deferred shares to Robert H. Warrington. The performance metric (an EPS metric) for full vesting of all awards under the program was met during 2005. The restricted stock awarded to Mr. McKinney and Ms. McKinney vested on January 17, 2006; Mr. Brunner received cash of $52,270 and 1,589 shares of First Indiana stock with a market value of $52,234; and Mr. Lindsey received cash of $102,667. Mr. Warrington’s restricted stock and deferred shares vest upon his continued employment through 2006, and dividends or dividend equivalents are now paid on all the shares.

2004 – 2006 Long-Term Incentive Program.    Mr. Warrington received 8,000 restricted shares and 8,000 deferred shares under this program. The restricted shares vest upon (1) the achievement of a corporate performance metric for the period 2004-2005 and a separate corporate performance metric for 2006, and (2) Mr. Warrington’s continued employment through 2006. The deferred shares vest upon (1) the achievement of a corporate performance metric for the period 2004-2005 and a separate corporate performance metric for 2006 (the performance metrics for the deferred shares are higher or “stretch” metrics compared to the metrics for the restricted shares), and (2) Mr. Warrington’s continued employment through 2006. All performance metrics under this program are EPS based. The performance metrics for the period 2004-2005 were achieved and dividends or dividend equivalents are presently being paid on all shares.

2006 – 2008 Long-Term Incentive Program.    The Committee adopted the 2006—2008 Long-Term Incentive Program on January 17, 2006, and this program also is under the 2004 Executive Compensation Plan. In determining the awards to be granted under this new program, the Committee focused on the following: (1) closely aligning the interests of the shareholders and the executives, (2) recognizing the retention component of the awards, (3) determining appropriate long-term awards for Mr. Warrington given his performance and the expiration of his other equity incentives, and (4) establishing two performance metrics to ensure that the interests of the Corporation are best served by the program.

Based on the above focus, and upon the advice of our outside consultant, the Committee (1) denominated all awards in stock; (2) decided to grant additional stock awards under the new long-term plan in lieu of an annual stock award outside the long-term program as had been the practice of the Corporation in the past; (3) granted additional stock awards to Mr. Warrington in part because a material portion of his other long-term awards vest within the next 18 months; and (4) established a cumulative earnings performance metric and a balance sheet related growth performance metric. At the time the program was approved, the Committee believed that full vesting of either performance metric would require the Corporation to perform at or above the 75th percentile of its peers in the category. All the awards vest within a range for both metrics.

The awards granted to the named executive officers under the 2006 – 2008 Incentive Program are as follows: Mr. Warrington—20,000 restricted shares and 10,000 deferred shares; and Messrs. Brunner, Lindsey, and Maraman—3,500 restricted shares and 1,750 deferred shares. Dividends are paid on the restricted shares, and dividend equivalents may be paid on the deferred shares commencing in 2007, if the Corporation is on track to meet the performance metrics.

EQUITY PROGRAMS

The Committee also administers equity plans pursuant to which executives, senior managers, and key individual performers may earn or purchase capital stock of the Corporation. In past years, the Committee granted stock options to a number of employees and awarded restricted stock only to certain of the highest paid executive officers. Also, it generally conditioned the vesting of restricted stock not only on the grantee’s continued service but also on the attainment of individual and/or corporate performance goals.

Based on the Committee’s assessment of the comparative value of such grants in terms of retention and its consideration of the effect of accounting rule changes, the Committee in 2004 made grants to fewer employees, mostly in the form of restricted stock rather than in the form of stock options. The restricted stock grants (other than those made under the long-term incentive programs) resembled prior-year stock option grants in that vesting was conditioned only on continued service and not also upon the attainment of performance goals. Also, the grants provide for the grantee to become fully vested if he or she is terminated by the Corporation without cause. The total number of shares subject to awards in 2004 was 237,500 shares, versus 307,509 shares in 2003.

On April 20, 2005, the shareholders approved the 2004 Executive Compensation Plan (“2004 Plan”). The Management Incentive Program (the annual bonus plan), the new 2006 – 2008 Long-Term Incentive Program, and all equity awards since April 2005 have been made under the 2004 Plan. A total of 801,000 shares were approved for issuance under the 2004 Plan, which was merely a carry over of the unused portion of shares allocated to the earlier 2002 Stock Incentive Plan. As of the date of this proxy statement, 93,645 shares have been issued under the 2004 Plan, and 707,355 shares remain available under the 2004 Plan.

A total of 73,300 shares were awarded in 2005 and through January 2006 under the 2004 Executive Compensation Plan, which is considerably less than the number of shares awarded in prior years. Except for awards to the named executive officers under the 2006 – 2008 Long-Term Incentive Program, all the awards in 2005 were for restricted stock, are subject to forfeiture if the employee leaves First Indiana, and provide for the payment of dividends. None of the named executive officers have received a stock award since shareholder approval of the 2004 Plan, excluding awards under the 2006 – 2008 Long-Term Incentive Program.

OTHER BENEFITS AND PERQUISITES

The Corporation provides other benefits such as a defined benefit plan, medical, dental, and other general benefits to its eligible employees and each named executive officer. Additional benefits provided to the named executive officers and not to employees in general are set forth in the Summary Compensation Table and/or in the discussion of employment agreements with the named executive officers in this proxy statement. First Indiana provides very limited perquisites to its named executive officers that it does not provide to employees in general.

The named executive officers are eligible to participate in the Corporation’s qualified 401(k) and defined benefit pension plans and may receive benefits from these plans upon or following their termination of employment. They also are eligible to participate in the Corporation’s non-qualified supplemental pension plan and may receive benefits upon or following their termination under that plan as well. For additional information respecting the benefits payable to the officers under the qualified defined benefit and supplemental plans, see the discussion under “Pension Plans” within this proxy statement. In the event of a change-in-control, the supplemental pension plan provides for an officer’s supplemental plan benefit to become fully vested. Ms. McKinney and Mr. Lindsey are already fully vested in her benefits under the supplemental pension plan.

Under certain circumstances, stock grants outstanding to an officer may become fully vested in the event of a change-in-control or the officer’s termination of service upon or following such an event. Upon a change-in-control, the restricted and deferred share grants awarded under the Long-Term Incentive Programs will vest. The award agreements for other restricted share grants outstanding to named executive officers provide in general for the grantee to receive substituted restricted shares in the event of a change-in-control and for all restrictions on the original or substituted shares to lapse in the event the officer’s service is terminated by the Corporation or its successor without cause or by the grantee for good reason upon or following a change-in-control. In the case of grants made under the 2004 Executive Compensation Plan, such agreements provide for all restrictions to lapse in the event the grantee’s service is terminated by the Corporation without cause, whether or not such termination coincides with or follows a change-in-control. Stock options outstanding to Ms. McKinney in general provide for her to receive substituted options in the event of a change-in-control. Stock options outstanding to the other named executive officers in general provide for the options to be cashed out on a fully vested basis in the event of a change-in-control.

EMPLOYEES’ STOCK PURCHASE PLAN

The Compensation Committee also administers the Employees’ Stock Purchase Plan which allows directors and employees, including executive officers, to contribute a portion of their earnings to purchase capital stock of the Corporation at its market price. During 2005, the Corporation provided a 25 percent matching contribution (on contributions up to 10 percent of compensation). The Corporation intends to increase the matching contribution to 33.33 percent of eligible contributions beginning April 1, 2006. The Committee believes that the Employees’ Stock Purchase Plan is a valuable benefit to the employees to encourage ownership of the Corporation and further align the interests of employees and shareholders.

COMPLIANCE WITH CODE SECTION 162(M)

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits deductibility for federal income tax purposes of compensation in excess of $1,000,000 paid to certain executive officers, unless certain exceptions, including tying compensation to performance, are satisfied. The Committee intends to link executive compensation to performance, and to submit compensation plans for shareholder approval when necessary and appropriate, in order to maximize the deductibility of executive compensation to the Corporation. To that end, the Committee historically established and maintained salary levels and incentive plan standards in an effort to ensure that compensation will be deductible, and the Committee believes that it can continue to manage the Corporation’s executive compensation arrangements, including long-term incentive programs, to ensure deductibility.

STOCK OWNERSHIP GUIDELINES

The Corporation adopted stock ownership objectives to be attained by officers and directors of the Corporation and the Bank. Please see Stock Ownership Guidelines, and the table titled Compliance with Stock Ownership Guidelines in the section of this proxy statement titled “Stock Ownership of Directors, Officers, and Certain Shareholders.”

CEO PERFORMANCE AND COMPENSATION IN LAST FISCAL YEAR

The Corporation had a very successful 2005, as reflected by (1) loan growth, (2) the realization of benefits of the cost-reductions program initiated in 2004, (3) the growth in EPS from $0.93 in 2004 to $1.80 in 2005, and (4) the 53 percent increase in our stock price during the year.

During all of 2005, Marni McKinney served as CEO of the Corporation, and Robert H. Warrington served as President and COO and as President and CEO of the Bank. Mr. Warrington was named CEO of the Corporation, effective as of January 1, 2006. Ms. McKinney continues to be a full-time employee of the Corporation and our chairman.

CEO of the Corporation for 2005—Marni McKinney

The Committee believes that 2005 was not only a year of great success for the Corporation, but also one of transition. Robert H. McKinney retired from employment of the Corporation after serving as an employee for almost 52 years. Marni McKinney assumed the office of the chairman in addition to her responsibilities as CEO. Ms. McKinney was instrumental in putting in place the current executive management team to improve First Indiana’s results going forward and leading the board through the transition in management.

Like the salaries of the Corporation’s other named executive officers, Ms. McKinney’s 2004 salary was derived from the data compiled by our outside consultant. Her 2004 salary gave consideration to her service as president and CEO of the Bank for a portion of the year before the employment of Robert H. Warrington. Consistent with our cost-reduction initiatives commenced in the last half of 2004, Ms. McKinney’s did not receive a raise for 2005, and her 2004 salary was actually reduced from $408,333 to $325,000 for 2005. Ms. McKinney’s new salary as chairman is $275,000.

Ms. McKinney was eligible for a bonus for 2005 under the Management Incentive Program of up to 50 percent of her base pay. Her entire bonus was based upon the achievement of the corporate performance metric of the MIP. The metric was an amount of EPS, and the Corporation exceeded the amount of EPS required for a full bonus. Ms. McKinney was paid a cash bonus for 2005 in the amount of $162,500. Further, Ms. McKinney is not a participant in the 2006 MIP or the new 2006 – 2008 Long-Term Incentive Program.

Ms. McKinney was a participant in the 2003 – 2005 Long-Term Incentive Program which was outlined in the Long-Term Incentive Program section above in our report. Ms. McKinney did not receive any equity awards in 2005.

Ms. McKinney is a participant in the Corporation’s non-qualified supplemental pension benefit plan. The provisions of this plan and Ms. McKinney’s projected benefits under the plan are described in greater detail under the heading “Pension Plans,” in this proxy statement.

CEO of the Bank for 2005—Robert H. Warrington

The Committee believes that Robert H. Warrington was the primary strategic and driving force behind the significant performance improvements realized in 2005.

In addition to the general philosophy for compensation expressed by the Committee at the beginning of our report, the basic parameters of the compensation package for Mr. Warrington focused on (1) pay for performance with a substantial amount of his compensation “at risk” based on objective corporate performance metrics designed to benefit the shareholders and (2) a substantial amount of his compensation opportunities are awarded in stock to closely align his interests with the long-term interests of the shareholders.

In setting the terms and conditions of Mr. Warrington’s employment in 2004, the Committee retained an independent compensation consultant to determine the range of total compensation paid by the Corporation’s peers to their highest paid executive officer, as well as the ranges of the fixed and variable components of such compensation. The 2004 annual base salary ($425,000) set for Mr. Warrington was approximately 7.6 percent higher than the 2003 annual rate of base salary set for his predecessor and about midway between the median salary and the 75th percentile salary paid to CEOs by peer group institutions as determined by the consultant.

Consistent with our cost-reduction initiatives commenced in later half of 2004, Mr. Warrington did not receive a raise for 2005, and his 2005 salary remained at $425,000. The Committee established Mr. Warrington’s 2006 salary at $437,000, which was an increase of $12,000 or 2.8 percent.

Partially as an inducement for Mr. Warrington to accept employment with First Indiana and partially as added incentive to produce superior results, the Committee granted Mr. Warrington incentive pay opportunities similar to the other executives plus incentive pay for “stretch” results. All the 2005 performance metrics applicable to Mr. Warrington’s incentive pay, both short-term and long-term, including the “stretch” goals were exceeded.

Mr. Warrington had two short-term incentive opportunities under the 2005 MIP. The first incentive was for up to 50 percent of his salary and was based on the same corporate performance metric (EPS) applicable to all the other participants in the program. This performance metric was exceeded, and Mr. Warrington was paid a cash bonus of $212,500.

The other short-term incentive available to Mr. Warrington under the 2005 MIP was an additional bonus of up to 50 percent of his salary if a higher or “stretch” EPS goal was achieved. The stretch metric was exceeded, and Mr. Warrington was paid an additional cash bonus of $212,500.

Similar to the short-term incentive arrangement for 2005, Mr. Warrington is eligible for two short-term incentive opportunities under the 2006 MIP. The first incentive is for up to 50 percent of his salary and is based on the same corporate performance metric (EPS) applicable to all the other participants in the program. The second incentive is an additional bonus of up to 50 percent of his salary if a higher or “stretch” EPS goal is achieved. This stretch objective requires EPS growth of approximately 50 percent more than the metric required for a full payout under the standard MIP goal.

Both the standard 2006 MIP goal and the stretch 2006 goal for Mr. Warrington are materially higher than the goals for the 2005 MIP. The Committee believes that a full payout under the standard 2006 MIP goal would require the Corporation to perform at or above the 75th percentile of it peers in this performance category.

Mr. Warrington was a participant in the 2003 – 2005 Long-Term Incentive Program, the 2004 – 2006 Long-Term Incentive Program, and the 2006 – 2008 Long-Term Incentive Program. Please refer to a more detailed description of these programs and the awards to Mr. Warrington under them in the Long-Term Incentive Plans—Awards section of our report.

Compensation Committee

Gerald L. Bepko, Chairman

Pedro P. Granadillo

Phyllis W. Minott

COMPENSATION AND GOVERNANCE COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, the Compensation and Governance Committee members are Gerald L. Bepko, Pedro P. Granadillo, and Phyllis W. Minott, all of whom are independent directors under NASDAQ listing standards. No member of the Compensation and Governance Committee is or was formerly an officer or an employee of the Corporation or its subsidiaries. No executive officer of the Corporation or its subsidiaries serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Corporation’s board of directors, nor has such an interlocking relationship existed in the past.

PERFORMANCE GRAPH

The following line graph compares the cumulative total shareholder return on the common stock of the Corporation over the last five fiscal years with the cumulative total return of the NASDAQ Stock Market Index and the cumulative total return of the NASDAQ Bank Index over the same period.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

ENGAGEMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed KPMG as First Indiana’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

FEES INCURRED BY FIRST INDIANA FOR KPMG

In 2004 and 2005, the Audit Committee approved the engagement of KPMG and determined that the provision of services by KPMG was compatible with the maintenance of KPMG’s independence in the conduct of its auditing services. Under its current charter, it is the policy of the Audit Committee to pre-approve the retention of the independent auditors for any audit services and for any non-audit services, including tax services. During 2005 and 2004, 100 percent of all audit-related services and tax services provided by KPMG were pre-approved by the Audit Committee.

The following table presents fees for professional services rendered by KPMG for the audit of the Corporation’s annual financial statements for 2005 and 2004 and fees billed for audit-related services, tax services, and all other services rendered by KPMG for 2005 and 2004.

	2005	2004
Audit Fees	$466,700	$465,000
Audit-Related Fees	—	5,000
Tax Fees[1]	51,665	50,715
All Other Fees	—	—

[1]	Represents fee for preparation of certain tax returns in 2005 and 2004.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the board of directors is composed of four “independent directors” as that term is defined by the NASDAQ listing standards and SEC rules. The board of directors has determined that Phyllis W. Minott is an “audit committee financial expert” as defined by the SEC’s rules.

The Audit Committee operates under a written charter adopted by the board of directors, which details the responsibilities of the Audit Committee. The Audit Committee participated in the creation, review, and assessment of its charter and, in accordance with the NASDAQ listing standards and the Securities Exchange Act of 1934, has determined that the charter is adequate. A copy of the Audit Committee Charter is attached as Appendix A and is available on First Indiana’s website (www.firstindiana.com) by selecting “Investor Relations” and then “Governance.”

The Audit Committee reviews the Corporation’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls. In this context, in connection with the December 31, 2005, financial statements of the Corporation, the Audit Committee met and held discussions with management and the independent auditors. Management represented that the Corporation’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed the audited financial statements and related disclosures with management and the independent auditors, including a review of the significant management judgments underlying the financial statements and disclosures. The Audit Committee’s reviews and discussions with management and the independent auditor do not assure that the Corporation’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Corporation’s financial statements has been carried out in accordance with generally accepted auditing standards, or that the Corporation’s independent auditors are in fact “independent.” The Audit Committee has relied, without independent verification, on management’s representations that the financial statements have been prepared with integrity and objectivity and are presented in conformity with generally accepted accounting principles and on the representations of the independent auditor included in its report on the Corporation’s financial statements.

The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communications With Audit Committees), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. In addition, the Audit Committee received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent auditors the auditors’ independence from the Corporation and its management. In concluding that the auditors are independent, the Audit Committee considered, among other things, that the provision of services by the independent auditors for matters other than the annual audit and quarterly financial statement reviews were compatible with their independence.

The Audit Committee discussed with the Corporation’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee periodically meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Corporation’s internal controls, and the overall quality of the Corporation’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Corporation’s annual report on Form 10-K for the year ended December 31, 2005, for filing with the SEC.

Audit Committee

Phyllis W. Minott, Chairman

Gerald L. Bepko

Anat Bird

William G. Mays

NON-INCORPORATION OF CERTAIN MATTERS

The Report of the Compensation and Governance Committee, the Report of the Audit Committee, the Performance Graph, and the information on the Corporation’s website do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Corporation filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Corporation specifically incorporates the respective report, performance graph, or information by reference therein.

IT IS IMPORTANT THAT PROXIES BE RETURNED OR VOTED PROMPTLY.    Whether or not you attend the meeting, you are urged to execute and return the proxy or to vote your proxy via telephone or the Internet in accordance with the instructions on your proxy card.

For the Board of Directors,

Marni McKinney

Chairman

March 7, 2006

AUDIT COMMITTEE CHARTER

I.	Audit Committee Purpose

The Audit Committee is appointed by the board of directors to assist the board of directors in fulfilling its oversight responsibilities. The Audit Committee’s primary responsibilities are to:

•	Oversee the integrity of First Indiana’s reporting processes and systems of internal control. Special emphasis should be given to material systems and processes that generate data to management for making business decisions, reporting financial results, and complying with all rules and regulations.

•	Be directly responsible for the appointment, compensation, and oversight of the activities of First Indiana’s independent auditors.

•	Oversee and evaluate the activities of the director of internal audit and staff.

•	Provide avenues of communication among the independent auditors, management, the internal auditing department, and the board of directors.

•	Provide an avenue of communication for all directors, officers, and employees to assure that First Indiana policies and applicable laws and regulations are adhered to by all personnel.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to all First Indiana personnel as well as the independent auditors. The Audit Committee has the authority to retain, at First Indiana’s expense, special legal counsel, accountants, or other consultants or experts it deems necessary in the performance of its duties.

II.	Audit Committee Composition and Meetings

Audit Committee members shall meet the requirements of the National Association of Securities Dealers, Inc. (the “NASDAQ”), the Securities and Exchange Commission (the “SEC”), and banking regulators. The Audit Committee shall be composed of three or more directors as determined by the board of directors, each of whom shall be an independent director, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Audit Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Audit Committee shall have accounting or related financial management expertise, sufficient to qualify as an “audit committee financial expert” as defined by the SEC and the NASDAQ.

Audit Committee members shall be appointed by the board of directors. If an Audit Committee chair is not designated by the board of directors, the members of the Audit Committee may designate a chair by majority vote of the Audit Committee membership. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members.

The Audit Committee shall meet no fewer than four times annually. The Audit Committee chair shall prepare and/or approve an agenda in advance of each meeting. The Audit Committee shall meet at least quarterly in a private, executive session with the director of the internal auditing department, the independent auditors, and as a committee to discuss any matters that the Audit Committee or the internal or independent auditors believe should be discussed.

III.	Audit Committee Responsibilities

The Audit Committee’s role is one of oversight, and it is recognized that First Indiana’s management is responsible for preparing First Indiana’s financial statements and that the independent auditors are responsible for auditing those financial statements. In carrying out its responsibilities, the Audit Committee’s policies and procedures shall remain flexible, in order to react effectively to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices and other operating controls of First Indiana are in compliance with all requirements and are of the highest quality. Accordingly, the following functions may be varied from time to time as appropriate under the circumstances.

Review Procedures

1. Review and reassess the adequacy of this charter at least annually. Submit the charter to the board of directors for approval and publish the charter in First Indiana’s proxy statement as required by regulations of the SEC.

2. Review with management and the independent auditors the quality, as well as acceptability, of First Indiana’s accounting policies, and discuss with the independent auditors how First Indiana’s accounting policies compare with those in the industry and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors.

3. Consider, in consultation with management, the independent auditors, and the internal auditors, the integrity of First Indiana’s financial reporting process and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report those exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management’s responses including the status of previous recommendations. Maintain a follow-up process on recommendations and implementation schedules.

4. Review with financial management and the independent auditors First Indiana’s quarterly financial results prior to the release of any statement of earnings and/or First Indiana’s quarterly financial statements prior to filing or distribution. (Approval by the Audit Committee, or its chair or other designated member, is required prior to the issuance of any press release or public filing of any document representing the financial condition of First Indiana.) Discuss any significant changes to First Indiana’s accounting principles and any items required to be communicated by the independent auditors in accordance with AICPA SAS 61.

5. Review with the CEO and CFO their obligations under the certification requirements of Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

Independent Auditors

6. Review the independence and oversee the performance of the independent auditors, and appoint or replace the independent auditors.

7. Preapprove the retention of the independent auditors for any audit services and for any non-audit service within the meaning of Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

8. Approve the fees and any other compensation to be paid to the independent auditors.

9. Review and discuss with the independent auditors all relationships they have with First Indiana or services they have performed for First Indiana or its affiliates that could cause the auditors not to qualify as “independent” within the meaning of Section 10A of the Exchange Act or applicable regulations or that could otherwise impair the auditors’ independence or objectivity. In order to facilitate this review, the Audit Committee shall at least annually require a formal written statement from the independent auditors delineating all relationships between the independent auditors and First Indiana.

10. Review the independent auditors’ audit plan to see that it is sufficiently detailed and covers any significant areas of concern that the Audit Committee may have.

11. Prior to releasing any statement of year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with SAS 61.

12. Consider the independent auditors’ judgments about the quality and appropriateness of First Indiana’s accounting principles as applied in its financial reporting.

13. Review with the independent auditors their compliance with SEC requirements respecting the rotation of partners on the audit engagement team.

14. Obtain from the independent auditors written assurance that the audit was conducted in a manner consistent with Section 10A of the Exchange Act which sets forth certain procedures to be followed in any audit of financial statements required under the Exchange Act.

Internal Audit Department and Legal Compliance

15. Review and approve the budget, plan, changes in plan activities, organizational structure, and qualifications of the internal audit department, at least annually.

16. Review and approve the appointment, performance, and replacement of the senior internal audit executive.

17. Review significant reports prepared by the internal audit department together with management’s response and follow-up to these reports.

18. Review and approve the Annual Risk Assessment for First Indiana and the related activities connected to that Risk Assessment.

19. Function as the Regulatory Compliance Committee of the board of directors, responsible for monitoring First Indiana’s compliance management programs and the activities of the corporate compliance officer.

20. Review with First Indiana’s counsel and/or the corporate compliance officer, as considered necessary, any legal matters or any inquiries received from regulators or governmental agencies that could have a significant impact on First Indiana’s financial statements or compliance with applicable laws and regulations.

Other Committee Responsibilities

21. Report annually to shareholders in First Indiana’s proxy statement as required by regulations of the SEC.

22. Annually perform a self-assessment of the Audit Committee’s performance.

23. Annually review the Disaster Recovery Plan of First Indiana.

24. Establish procedures for (i) the receipt, retention, and treatment of complaints received by First Indiana regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by employees of First Indiana of concerns regarding questionable accounting or auditing matters or other irregularities.

25. To the extent required by rules of the NASDAQ, approve all “related party transactions” as defined by the NASDAQ.

26. Perform any other activities consistent with this charter, First Indiana’s bylaws, and governing law, as the Audit Committee or the board of directors deems necessary or appropriate.

27. Annually review First Indiana’s Code of Business Conduct and Ethics.

COMPENSATION AND GOVERNANCE COMMITTEE CHARTER

STATEMENT OF POLICY

The Compensation and Governance Committee shall provide assistance to the board of directors in fulfilling the board of directors’ responsibilities relating to management organization, performance, compensation, and succession.

ORGANIZATION

The members of the Compensation and Governance Committee shall be appointed by the board of directors and may be removed by the board of directors. The Compensation and Governance Committee shall meet on the call of its chairman, but no less frequently than twice a year. The Compensation and Governance Committee has the authority to retain and terminate advisors to assist in discharging its duties including the authority to approve such advisors’ fees and retention terms.

QUALIFICATIONS

The Compensation and Governance Committee shall be composed entirely of independent directors, determined by the board of directors under the First Indiana Corporation Corporate Governance Principles.

POWERS, DUTIES, AND RESPONSIBILITIES

In discharging its responsibilities for management organization, performance, compensation, and succession, the Compensation and Governance Committee shall:

•	Consider and authorize the compensation philosophy for First Indiana’s personnel.

•	Review and evaluate CEO and senior management performance, in light of goals and objectives set by the Compensation and Governance Committee.

•	Annually review and approve benefits for the CEO and senior management.

•	Set the CEO’s and senior management’s compensation based upon performance.

•	Consider and make recommendations to the board of directors on matters relating to organization and succession of senior management.

•	Consider and approve the report of the Compensation and Governance Committee for inclusion in the First Indiana proxy statement.

•	Make recommendations to the board of directors with respect to incentive compensation plans, deferred compensation plans, executive retirement plans, and equity based plans.

•	Oversee incentive, deferred compensation, and equity based plans.

•	Annually review and update this charter for consideration by the board of directors.

•	Annually evaluate performance and function of the Compensation and Governance Committee.

•	Report the matters considered and actions taken by the Compensation and Governance Committee to the board of directors.

•	Annually make recommendations to the board of directors that assist the board in evaluating the performance of the board of directors.

B-1

RISK COMMITTEE CHARTER

STATEMENT OF POLICY

The Risk Committee shall perform the functions and duties delegated to it by the board of directors in fulfilling the board’s responsibility to monitor and oversee the processes used to manage the Corporation’s (a) credit, market, interest rate, liquidity, regulatory, legal, and operational risks and (b) liquidity and adequacy of capital.

ORGANIZATION

The members of the Risk Committee shall be appointed and may be removed by the board of directors. The Risk Committee shall meet no less frequently than quarterly and at the call of its chairman.

POWERS, DUTIES, AND RESPONSIBILITIES

In discharging its responsibilities to oversee the Corporation’s risk management, liquidity, and capital allocation, the Risk Committee shall:

•	Review and approve risk assessment and risk management policies and procedures, including limits and limit allocations, for credit risk, market risk, interest rate risk, liquidity risk, and operating risk.

•	Review and evaluate adequacy of Corporation’s insurance programs.

•	Review and approve risk management reports required by various laws and regulations.

•	Review and approve the Corporation’s liquidity and capital allocation policy and receive reports from management on the application of the policy and adequacy of liquidity and capital levels.

•	Review litigation and legal matters.

•	Annually, review and update this charter for consideration by the board of directors.

•	Annually, evaluate performance and function of the Risk Committee.

•	Report the matters considered and actions taken by the Risk Committee to the board of directors.

•	Report matters promptly to the Audit Committee that could have a material impact on the financial statements of the Corporation.

C-1

Principal Subsidiary of First Indiana Corporation

Dear Shareholder:

On the reverse side of this card are instructions on how to vote your shares by telephone or over the Internet. Please consider voting by telephone or over the Internet. Your vote is recorded as if you mailed in your proxy card. We believe voting this way may be convenient for most shareholders.

Thank you for your attention to these matters.

First Indiana Corporation

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

We again are pleased to offer our shareholders the option to access future shareholder communications (for example, annual reports and proxy statements) from us or on our behalf over the Internet, instead of receiving those documents in print. Participation is completely voluntary. If you give your consent, we will notify you when material is available over the Internet and provide you with the Internet location where the material is available. Once you give your consent, it will remain in effect until you inform us otherwise. If you have previously given your consent, there is no need to provide your consent again at this time.

To give your consent, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

Additionally, to enable us to send you shareholder communications via e-mail, please send an e-mail from your preferred e-mail address to investorrelations@firstindiana.com. Please include your full name and postal address and mention in the e-mail that you are requesting e-mail notification. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone company and/or cable company. If you currently are receiving shareholder communications from us by this method, you do not need to request the service again at this time.

ê     Please fold and detach card at perforation before mailing.     ê

PROXY

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDERS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

1.	ELECTION OF DIRECTORS

Nominees for a term of three years:

(1)    Gerald L. Bepko            (2)     Anat Bird             (3)    William G. Mays

☐    FOR all nominees listed above          ☐    WITHHOLD authority to vote for all nominees listed above

To withhold authority to vote for any individual nominee, write that nominee’s name or number below:

___________________________________________________________________________

2.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT OF IT.

☐	I consent to access future shareholder communications over the Internet as stated above.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

VOTE BY TELEPHONE

c/o National City Bank Corporate Trust Operations Locator 5352 P. O. Box 92301 Cleveland, OH 44101-4301	Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone telephone and follow the simple instructions to record your vote.
VOTE BY INTERNET
Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.
VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: First Indiana Corporation, P.O. Box 535300, Pittsburgh PA 15352.

Vote by Telephone Call Toll-Free using a Touch-Tone phone: 1-888-693-8683	Vote by Internet Access the Website and Cast your vote: www.cesvote.com	Vote by Mail Return your proxy in the Postage-paid envelope provided

Vote 24 hours a day, 7 days a week!

Your telephone or Internet vote must be received by 6:00 a.m. Eastern Standard Time on April 19, 2006 to be counted in the final tabulation.

IF YOU VOTE BY TELEPHONE OR INTERNET, PLEASE DO NOT SEND YOUR PROXY BY MAIL.

è

ê	Proxy must be signed and dated below. Please fold and detach card at perforation before mailing.	ê

This proxy is solicited by the Board of Directors for the Annual Meeting of Shareholders to be held on April 19, 2006.

The undersigned hereby appoints Phyllis W. Minott, Michael L. Smith, and Pedro P. Granadillo, and each of them, attorneys-in-fact and proxies, with full power of substitution, to attend the Annual Meeting of Shareholders to be held on April 19, 2006 at 8:30 a.m. E.D.T., and at any adjournments or postponements of the Annual Meeting, and to vote as specified on the reverse all shares of the Common Stock of First Indiana Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report.

Signature(s)

Signature(s)

Date: _______________________________, 2006

Please sign exactly as your name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representative capacity.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.